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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-110207

P R O S P E C T U S    S U P P L E M E N T
(To Prospectus Dated November 3, 2003)

5,000,000 Units
Representing Limited Partner Interests

TEPPCO Partners, L.P.

$35.50 per unit

        We are selling 5,000,000 units representing limited partner interests with this prospectus supplement and the accompanying base prospectus. We have granted the underwriters an option to purchase up to 750,000 additional units if the underwriters sell more than 5,000,000 units in this offering. The underwriters can exercise this right at any time within thirty days after closing.

        Our units are listed on the New York Stock Exchange under the symbol "TPP." The last reported sale price of our units on the New York Stock Exchange on June 28, 2006 was $35.50 per unit.

        Investing in our units involves risks. See "Risk Factors" beginning on page S-13 of this prospectus supplement and page 4 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price	$35.50	$177,500,000
Underwriting Discount	$1.42	$7,100,000
Proceeds to TEPPCO Partners, L.P. (before expenses)	$34.08	$170,400,000

        The underwriters expect to deliver the units to purchasers on or about July 5, 2006.

Joint Book-Running Managers

Citigroup	Lehman Brothers

UBS Investment Bank
A.G. Edwards
Wachovia Securities
Raymond James
RBC Capital Markets
Sanders Morris Harris
KeyBanc Capital Markets

June 28, 2006

TEPPCO

Jonah
Spindle
Greeley
Val Verde
Cushing
Midland
Mont Belvieu
Beaumont
Shreveport
El Dorado
Little Rock
Helena
Cape Girardeau
Creal Springs
Princeton
Seymour
Chicago
Lebanon
Todhunter
Coshocton
Greensburg
Du Bois
Eagle
Watkins Glen
Oneonta
Selkirk
Providence Marine Terminal
Products Pipelines
Crude Pipelines
NGL Pipelines
Petrochemical Pipelines
Gas Gathering Systems
Seaway Crude Pipeline
Centennial Pipeline
Fractionators
TEPPCO Terminal or Storage Facility

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of units. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

Prospectus Supplement
Summary
Risk Factors
Use of Proceeds
Price Range of Units and Cash Distributions
Capitalization
Management
Our Partnership Agreement and Potential Impact of Proxy Proposals
Description of Units
Material Tax Consequences
Investment in Us by Employee Benefit Plans
Underwriting
Legal Matters
Experts
Where You Can Find More Information
Information Incorporated by Reference
Forward-Looking Statements
Prospectus
About This Prospectus
About TEPPCO Partners
The Subsidiary Guarantors
Risk Factors
Where You Can Find More Information
Forward-looking Statements and Associated Risks
TEPPCO Partners
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of Debt Securities
Book Entry, Delivery and Form
Cash Distributions
Tax Considerations
Investment in Limited Partnership Units by Employee Benefit Plans
Plan of Distribution
Legal
Experts

SUMMARY

        This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand our business and the units. It does not contain all of the information that may be important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read "Risk Factors" beginning on page S-13 of this prospectus supplement for more information about important risks that you should consider before making a decision to purchase units in this offering.

        The information presented in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional units, unless otherwise indicated. For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours," "TEPPCO Partners" or the "Partnership," we are describing ourselves, TEPPCO Partners, L.P., together with our subsidiaries.

TEPPCO Partners, L.P.

General Overview

        We are one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases, or LPGs, in the United States. In addition, we own and operate petrochemical and natural gas liquids, or NGL, pipelines; we are engaged in crude oil transportation, storage, gathering and marketing; we own and operate natural gas gathering systems; and we own 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC, and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Our general partner, Texas Eastern Products Pipeline Company, LLC, is wholly owned by DFI GP Holdings L.P., a privately held company controlled by Dan L. Duncan. We engage in three principal businesses:

  •
  Transporting Refined Petroleum Products, Liquefied Petroleum Gases and Petrochemicals (Our Downstream Segment). Through our downstream segment, we own and operate an approximately 4,700-mile pipeline system, which includes receiving, storage and terminaling facilities, extending from southeast Texas through the central and midwestern United States to the northeastern United States. In addition, we own a 50% interest in Centennial Pipeline LLC, which owns and operates an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to Illinois. We also own a 50% interest in, and operate the facilities of, Mont Belvieu Storage Partners, L.P., a fee-based venture serving the fractionation, refining and petrochemical industries we formed in January 2003 with Louis Dreyfus Energy Services L.P.

  •
  Gathering, Transporting, Marketing and Storing Crude Oil (Our Upstream Segment). Our Upstream Segment gathers, transports, markets and stores crude oil, and distributes lubrication oils and specialty chemicals, principally in Oklahoma, Texas, New Mexico and the Rocky Mountain region. We own and operate approximately 3,000 miles of crude oil trunk line and gathering pipelines, primarily in Texas, New Mexico and Oklahoma. Our Upstream Segment uses its asset base to aggregate crude oil and provide transportation and specialized services to its regional customers. Our Upstream Segment purchases crude oil from various producers and operators at the wellhead and makes bulk purchases of crude oil at pipeline and terminal facilities and trading locations. The crude oil is then sold to refiners and other customers. We also own a 50% interest in Seaway Crude Pipeline Company, which owns an approximately 500-mile, 30-inch diameter crude oil pipeline that transports primarily imported crude oil from the Texas Gulf Coast to the mid-continent and midwest refining sectors. In addition, we own crude oil storage tanks at Cushing, Oklahoma, and Midland, Texas, and an interest in a crude oil pipeline operating in New Mexico, Oklahoma and Texas.

  •
  Gathering Natural Gas, Transporting Natural Gas Liquids and Fractionating Natural Gas Liquids (Our Midstream Segment). Our Midstream Segment gathers natural gas and transports and fractionates NGLs. Through our Jonah gas gathering system, we gather natural gas from approximately 930 producing wells in southwestern Wyoming's Green River Basin, one of the most prolific and active natural gas producing basins in the United States. Our Jonah natural gas gathering system consists of approximately 580 miles of pipelines. Natural gas gathered on the Jonah system is delivered to several interstate pipeline systems that provide access to a number of West Coast, Rocky Mountain and Midwest markets. Through our Val Verde gathering system, we gather coal bed methane in southern Colorado and New Mexico. Our Val Verde coal bed methane gathering system consists of approximately 400 miles of pipelines, 14 compressor stations operating over 93,000 horsepower of compression and a large amine treating system for the removal of carbon dioxide. The system is one of the largest coal bed methane gathering and treating facilities in the United States. In addition, we own approximately 1,500 miles of NGL pipelines, which include the Chaparral and Quanah systems extending from southeastern New Mexico through Texas, and NGL pipelines along the Texas Gulf Coast and in East Texas. We also own two fractionators in Colorado, which separate a mixed stream of NGLs into individual components.

Our Strategy

        Our business strategy is to grow sustainable cash flow and cash distributions to our unitholders. The key elements of our strategy are:

  •
  To focus on internal growth prospects in order to increase pipeline system and terminal throughput, expand and upgrade existing assets and services and construct new pipelines, terminals and facilities;

  •
  To target accretive and complementary acquisitions and expansion opportunities that provide attractive growth potential;

  •
  To maintain a balanced mix of assets; and

  •
  To operate in a safe, efficient and environmentally responsible manner.

Recent Developments

  Proxy Solicitation Process

        On June 26, 2006, we filed with the Securities and Exchange Commission a preliminary proxy statement that outlines four proposals for which we will solicit approval from our unitholders at a special meeting. The record date of the meeting will be set for a date after the closing of this offering. Accordingly, purchasers acquiring units in this offering who continue to hold units on the record date will be entitled to vote on the proposals and will become subject to the effects of the proposals if they are approved. The four proposals are:

  •
  A proposal to amend and restate our agreement of limited partnership (the "Amendment Proposal") that would, among other things, (1) reduce our general partner's maximum percentage interest in our quarterly distributions from 50% to 25% (the "IDR Reduction Amendment"), (2) change various voting percentage requirements from 66 2/3% of outstanding units to a majority of outstanding units, and (3) further revise the terms of our partnership securities as described in the preliminary proxy statement.

  •
  A proposal to issue units to our general partner as consideration for the IDR Reduction Amendment (the "Issuance Proposal"). The number of units to be issued to our general partner will be based upon a predetermined formula that, based on the distribution rate at the time of the issuance, would result in our general partner receiving cash distributions from the newly-issued units that would approximately equal the cash distributions foregone by the general partner as a result of the reduction in its maximum percentage interest in our quarterly distributions, taking into account the effect of the newly-issued units on distributions with respect to our general partner's percentage interest. Assuming that, at the time of the issuance, our cash distribution rate remains at $0.675 per unit per quarter and that the number of our units outstanding is 74,963,554 (the number of units to be outstanding after this offering, assuming 5,000,000 units are issued in this offering), the number of units issued to our general partner pursuant to the Issuance Proposal would be 13,949,261, resulting in our general partner and DFI holding a combined 18.5% of our total outstanding units.

  •
  A proposal to approve the terms of the EPCO, Inc. 2006 TPP Long-Term Incentive Plan, which provides for awards of our units and other rights to our non-employee directors and to employees of EPCO, Inc. and its affiliates providing services to us (the "Incentive Plan Proposal").

  •
  A proposal to approve the terms of the EPCO, Inc. TPP Employee Unit Purchase Plan, which provides for discounted purchases of our units by employees of EPCO, Inc. and its affiliates providing services to us (the "Unit Purchase Plan Proposal").

        The board of directors of our general partner, which we refer to as our board of directors, believes that a reduction in our general partner's maximum percentage interest in our quarterly distributions will result in a lower cost of capital, which over the long term should facilitate our ability to make accretive acquisitions, increase cash distributions to our limited partners, and more equitably align the interests of our general partner with the interests of our limited partners.

        A quorum of 66 2/3% of our outstanding units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Under our partnership agreement, the Amendment Proposal requires approval by not less than 66 2/3% of our outstanding units. Under the rules of the New York Stock Exchange, the Issuance Proposal, the Incentive Plan Proposal and the Unit Purchase Plan Proposal each require the approval of a majority of the votes cast by the unitholders, provided that the total votes cast on the proposals represent at least 50% of all units entitled to vote. However, neither the Amendment Proposal nor the Issuance Proposal will be implemented unless both proposals are approved by the unitholders. We make no assurance that any of the proposals will be approved.

        For additional information on the Amendment and Issuance Proposals and the potential impact of the proxy proposals on unitholders, please read "Our Partnership Agreement and Potential Impact of Proxy Proposals" starting on page S-33.

  Expansion of the Jonah Gas Gathering System

        The Jonah gas gathering system, located in the Green River Basin in southwestern Wyoming, gathers and transports natural gas produced from the Jonah and Pinedale fields to natural gas processing plants and major interstate pipelines that deliver the natural gas to end-use markets. In February 2006, we entered into a letter of intent with an affiliate of Enterprise Products Partners L.P. related to the formation of a joint venture for the construction and financing of the expansion of the Jonah system. The expansion consists of the installation of 90,000 horsepower of compression at a new compressor station, additional pipeline capacity and related new piping and facilities. We expect the expansion to increase the capacity of the Jonah system from 1.5 billion cubic feet per day (Bcf/d) to approximately 2 Bcf/d and to significantly reduce system operating pressures, which should result in increases in both production rates and ultimate reserve recoveries. Enterprise Products Partners is responsible under the letter of intent for all activities related to the construction of this Jonah expansion, including advancing all amounts necessary for planning, engineering and construction.

Preliminary capital estimates for the expansion totaled approximately $200 million. The estimated capital for the expansion now totals approximately $280 million. The increased estimate is primarily attributable to project scope changes and higher labor and equipment costs.

        Advances by Enterprise Products Partners to the project will constitute a subscription for an equity interest in the proposed joint venture. We have the option to return to Enterprise Products Partners up to 100% of the amount of the subscription, with any amounts returned resulting in an adjustment to our relative interests in the proposed joint venture. The proposed joint venture will terminate without liability to either party if we return 100% of the subscription, including carrying costs and expenses. We believe the Jonah expansion provides an attractive investment opportunity and expect to participate meaningfully in funding a portion of the capital related to the project, pursuant to our rights under the letter of intent. Final terms of the joint venture are subject to negotiation of a definitive agreement with Enterprise Products Partners (or binding arbitration if the parties are unable to enter into a definitive agreement prior to completion of this expansion) and other conditions, and any definitive agreement may contain additional terms and provisions relating to further expansion of the Jonah system, among other things. Through March 31, 2006, Enterprise Products Partners had incurred approximately $55.3 million related to this expansion. Enterprise Products Partners is an affiliate of EPCO, Inc., and our general partner is an indirect subsidiary of EPCO and is wholly owned by DFI, an affiliate of EPCO.

  Sale of Ownership in Silica Gel Natural Gas Processing Plant

        On March 31, 2006, we sold our ownership interest in Jonah Gas Gathering Company's Pioneer silica gel natural gas processing plant located near Opal, Wyoming, together with rights to process natural gas originating from the Jonah and Pinedale fields, located in southwest Wyoming, to an affiliate of Enterprise Products Partners for $38.0 million. The Pioneer plant was not an integral part of our midstream segment operations, and natural gas processing is not a core business for us. The sales proceeds were used to fund growth capital expenditures, partially reduce amounts outstanding under our revolving credit facility and for general partnership purposes.

  Changes in Leadership

        On April 5, 2006, the board of directors elected Jerry E. Thompson as President, Chief Executive Officer and a director, effective April 11, 2006. Mr. Thompson, age 56, was previously chief operating officer of CITGO Petroleum Corporation from 2003 to March 2006, when he retired. Mr. Thompson joined CITGO in 1971 and advanced from a process engineer to positions of increasing responsibilities in the operations, supply and logistics, business development, planning and financial aspects of CITGO. He was elected vice president of CITGO's refining business in 1987 and as its senior vice president in 1998. Mr. Thompson now serves as the principal executive officer of our partnership.

        On March 10, 2006, our board of directors elected Murray H. Hutchison as non-executive Chairman and Michael B. Bracy as non-executive Vice Chairman of the board.

        Mr. Hutchison was elected a director of our general partner in March 2005, upon the change in ownership of our general partner. He is also a member of our Audit and Conflicts Committee. Mr. Hutchison is a private investor managing his own portfolio. He also consults with corporate managements on strategic issues. Mr. Hutchison retired in 1997 as chairman and chief executive officer of IT Group Inc. (formerly International Technology Corporation) after serving in that position for over 27 years. Mr. Hutchison serves as chairman of the board of Huntington Hotel Corporation and as a director on the boards of Cadiz Inc., Jack in the Box Inc., The Olson Company and Cardium Therapeutics, Inc. He is a member of the board of management of the San Diego Foundation and the Rancho Santa Fe Foundation.

        Mr. Bracy was elected a director of our general partner in March 2005, upon the change in ownership of our general partner. He is also Chairman of our Audit and Conflicts Committee and has been determined by our board of directors to qualify as an audit committee financial expert under SEC rules. Prior to being elected to the Board in March 2005, Mr. Bracy served as a director of the general partner of GulfTerra Energy Partners, L.P. from October 1998 until September 30, 2004, when it merged with Enterprise Products Partners. From 1993 to 1997, Mr. Bracy served as director, executive vice president and chief financial officer of NorAm Energy Corp. For nine years prior, he served in various executive capacities with NorAm Energy Corp. Mr. Bracy is a member of the board of directors of Itron, Inc.

  FTC Antitrust Investigation

        On March 11, 2005, the Bureau of Competition of the Federal Trade Commission delivered written notice to DFI's legal advisor that it was conducting a non-public investigation to determine whether DFI's acquisition of our general partner may substantially lessen competition or violate other provisions of federal antitrust laws. We and our general partner have cooperated fully with this investigation. In order to resolve the matter, we and our general partner have negotiated with the staff of the Federal Trade Commission and agreed to a proposal that, if accepted by the Federal Trade Commission, would require the divestiture of our 50% interest in Mont Belvieu Storage Partners and certain related assets. During the year ended December 31, 2005 and the three-month period ended March 31, 2006, we received distributions with respect to our interest in Mont Belvieu Storage Partners of $12.4 million and $7.8 million, respectively.

Our Organization

        We are a Delaware limited partnership formed in March 1990. Our general partner, a Delaware limited liability company, has sole responsibility for conducting our business and for managing our operations. Our general partner is an indirect subsidiary of EPCO and is wholly owned by DFI, an affiliate of EPCO and a privately held company controlled by Dan L. Duncan. DFI also owns 2,500,000 of our units that have not been registered with the SEC or listed for trading on the New York Stock Exchange.

        We do not directly employ any officers or other persons responsible for managing our operations. Under our partnership agreement, our general partner manages and operates our business. Under an administrative services agreement, EPCO performs all management, administrative and operating functions required for us and our general partner, and we reimburse EPCO for all direct and indirect expenses that have been incurred in managing our partnership.

        The following chart depicts our organizational structure and ownership after giving effect to this offering. This chart does not depict the impact of approval of the Issuance Proposal and the issuance of additional units to our general partner pursuant thereto. Please read "Our Partnership Agreement and Potential Impact of Proxy Proposals" for further information on issuance of additional units to our general partner.

  GP = General Partner Interest
  LP = Limited Partner Interest

*
Does not include our general partner's interest in distributions above the minimum quarterly distribution. For the quarter ended March 31, 2006, our general partner received 29.4% of the cash we distributed to our partners.

        The table below shows the ownership of our units as of June 22, 2006, after giving effect to this offering, and after giving effect to the Issuance Proposal, assuming the issuance of 13,949,261 additional units to our general partner in consideration for the IDR Reduction Amendment (based on the number of units anticipated to be outstanding after this offering and the distribution rate in effect on the date hereof). Please read "Our Partnership Agreement and Potential Impact of Proxy Proposals" for information about issuance of additional units to our general partner.

	As of June 22, 2006		Upon Giving Effect to this Offering		Upon Giving Effect to this Offering and the Issuance Proposal
	Units	Percentage Interest	Units	Percentage Interest	Units	Percentage Interest
Public units(1)	67,463,554	94.5%	72,463,554	94.7%	72,463,554	79.9%
EPCO units(2)	2,500,000	3.5%	2,500,000	3.3%	16,449,261	18.1%
General partner interest	—	2%	—	2%	—	2%

(1)
Includes all units except those owned by DFI and, after giving effect to the Issuance Proposal, our general partner.

(2)
These units are owned by DFI and, after giving effect to the Issuance Proposal, our general partner.

        Our principal executive offices are located at 1100 Louisiana, Suite 1300, Houston, Texas, 77002, and our telephone number at this location is (800) 877-3636. We maintain a website at www.teppco.com. The information on our website or any other website is not a part of this prospectus supplement.

The Offering

Units offered	5,000,000 units; or
5,750,000 units if the underwriters exercise in full their option to purchase up to an additional 750,000 units.
Units to be outstanding after this offering
74,963,554 units or 75,713,554 units if the underwriters exercise in full their option to purchase up to an additional 750,000 units. This number of units does not include any units that may be issued after this offering pursuant to the Issuance Proposal. Please read "Our Partnership Agreement and Potential Impact of Proxy Proposals."
Use of proceeds
We intend to use the net proceeds from this offering to reduce borrowings outstanding under our revolving credit facility. We expect to use some of the increased availability under our revolving credit facility to finance capital expenditures, including expansion of the Jonah gas gathering system and other growth projects. Outstanding borrowings under our revolving credit facility totaled $491 million as of June 20, 2006. Affiliates of certain of the underwriters are lenders under our revolving credit facility and, accordingly, will receive a portion of the proceeds of this offering. Please read "Use of Proceeds" on page S-27.
Cash distributions
Under our partnership agreement, we must distribute all of our cash on hand as of the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define its meaning in our partnership agreement. See "Description of Units—Distributions of Available Cash—Available Cash."

Cash distributions with respect to first quarter 2006 were paid on May 5, 2006 to unitholders of record on April 28, 2006. We intend that the first distribution paid to purchasers of the units offered by this prospectus supplement will be declared in July 2006 and paid in August 2006. Our current quarterly distribution rate is $0.675 per unit, or $2.70 per unit on an annualized basis.

The Amendment Proposal contains changes to provisions of our partnership agreement that impact our cash distribution policy. Please read "Description of Units" and "Our Partnership Agreement and Potential Impact of Proxy Proposals" in this prospectus supplement for a complete description of our cash distribution policy.

Estimated ratio of taxable income to distributions
We estimate that if you own the units you purchase in this offering through December 31, 2008, you will be allocated, on a cumulative basis, an amount of federal taxable income for the taxable years 2006 through 2008 that will be less than 10% of the cash distributed with respect to that period. Please read "Material Tax Consequences" in this prospectus supplement for the basis of this estimate.
New York Stock Exchange symbol	TPP
Risk factors
An investment in our units involves risks. You should carefully consider the risk factors discussed under the heading "Risk Factors" beginning on page S-13 of this prospectus supplement and other information contained or incorporated by reference in this prospectus supplement before deciding to invest in our units.

Summary Historical Financial and Operating Data

        The following table sets forth, for the periods and at the dates indicated, our selected consolidated financial and operating data. The selected financial data as of and for the years ended December 31, 2003, 2004 and 2005, reflect as discontinued operations Jonah Gas Gathering Company's Pioneer silica gel natural gas processing plant, which was sold on March 31, 2006. The selected financial data as of and for the years ended December 31, 2003, 2004 and 2005 is derived from our audited consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on June 16, 2006, which is incorporated in this prospectus supplement by reference. The selected financial data as of and for the three-month periods ended March 31, 2005 and 2006 is derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006. The financial data should be read in conjunction with our audited consolidated financial statements included in the Current Report on Form 8-K and our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q referred to above. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" in those reports.

	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
				(Unaudited)
	(In thousands, except per unit amounts)
Income statement data:
Operating revenues	$4,255,832	$5,948,090	$8,605,034	$1,523,791	$2,536,369
Purchases of crude oil and petroleum products	3,711,207	5,367,027	7,986,438	1,371,090	2,371,165
Depreciation and amortization	100,728	112,284	110,729	25,611	28,757
Operating, general and administrative expenses	255,437	285,388	288,502	66,356	75,187
Gain on sale of assets	(3,948)	(1,053)	(668)	(498)	(1,378)

Total costs and expenses	4,063,424	5,763,646	8,385,001	1,462,559	2,473,731

Operating income	192,408	184,444	220,033	61,232	62,638
Interest expense—net	(84,250)	(72,053)	(81,861)	(19,287)	(21,143)
Equity earnings	12,874	22,148	20,094	4,094	989
Other income—net	748	1,320	1,135	266	899

Income from continuing operations	121,780	135,859	159,401	46,305	43,383

Income from discontinued operations	—	2,689	3,150	1,124	1,607
Gain on sale of discontinued operations	—	—	—	—	17,884

Discontinued operations	—	2,689	3,150	1,124	19,491

Net income	$121,780	$138,548	$162,551	$47,429	$62,874

	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
				(Unaudited)
	(In thousands, except per unit amounts)
Basic and diluted net income per Limited Partner and Class B Unit(1):
Continuing operations	$1.47	$1.53	$1.67	$0.53	$0.43
Discontinued operations	—	0.03	0.04	0.01	0.20

Basic and diluted net income per Limited Partner and Class B Unit(1)	$1.47	$1.56	$1.71	$0.54	$0.63

Weighted average Limited Partner and Class B Units outstanding(1)	59,765	62,999	67,397	62,999	69,964
Balance sheet data (at period end):
Property, plant and equipment—net	$1,619,163	$1,703,702	$1,960,068	$1,713,314	$1,936,755
Total assets	2,934,480	3,186,284	3,680,538	3,159,560	3,814,582
Long-term debt (net of current maturities)	1,339,650	1,480,226	1,525,021	1,555,406	1,547,054
Partners' capital	1,102,809	1,011,103	1,201,370	1,011,371	1,199,259
Other financial data:
Adjusted EBITDA(2)	$330,574	$349,377	$383,698	$99,383	$119,475
Net cash flow provided by (used in):
Operating activities from continuing operations	242,424	263,896	250,723	14,526	37,093
Operating activities	242,424	267,167	254,505	15,803	38,724
Investing activities
Capital expenditures	(126,707)	(156,749)	(220,553)	(27,589)	(38,272)
Acquisitions and equity investments	(54,002)	(26,279)	(116,464)	(7,101)	(1,720)
Proceeds from the sale of assets	8,531	1,226	510	510	39,030
Other	(2,320)	(957)	(14,408)	—	—
Discontinued operations	(13,810)	(7,398)	—	—	—

Total investing activities	$(188,308)	$(190,157)	$(350,915)	$(34,180)	$(962)
Financing activities	$(55,615)	$(90,057)	$80,107	$20,342	$(37,792)
	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
Operating data:
Downstream (thousand barrels):
Refined products	154,061	152,437	160,667	38,595	35,808
Liquefied petroleum gases	42,543	43,982	45,061	14,801	12,840
Upstream:
Crude oil transportation (thousand barrels)	95,541	101,462	94,743	23,754	22,328
Crude oil marketing (thousand barrels)	159,710	177,273	203,325	44,294	52,941
Crude oil terminaling (thousand barrels)	115,076	113,197	110,254	27,119	24,443
Lubricants and chemicals (thousand gallons)	10,449	13,964	14,844	4,172	3,855
Midstream:
NGL transportation (thousand barrels)	57,902	59,549	61,051	13,836	15,866
Gathering—natural gas (million cubic feet)	461,237	499,085	595,880	140,675	154,019
Fractionation—natural gas liquids (thousand barrels)	4,131	4,149	4,431	1,139	1,153

(1)
In April 2003, we repurchased and retired all of the 3.9 million previously outstanding Class B Units held by Duke Energy Transport and Trading Company, LLC.

(2)
"Adjusted EBITDA" is a "non-GAAP financial measure" under the rules of the SEC. We define Adjusted EBITDA as net income plus interest expense-net and depreciation and amortization plus a pro rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures. We have historically included the pro rata portion of these joint venture items in our EBITDA-related disclosures. We have included Adjusted EBITDA as a supplemental disclosure because our management believes Adjusted EBITDA is used by our investors as a supplemental financial measurement in the evaluation of our business. Our management believes Adjusted EBITDA provides useful information regarding the performance of our assets without regard to financing methods, capital structures or historical cost basis. As a result, Adjusted EBITDA provides investors a helpful measure for comparing our operating performance with the performance of other companies that have different financing and capital structures. Adjusted EBITDA multiples are also used by our investors in assisting in the valuation of our limited partners' equity.

  Adjusted EBITDA should not be considered as an alternative to net income or income from continuing operations, operating income, cash flows from operating activities or any other measure of financial performance calculated and presented in accordance with generally accepted accounting principles. Our Adjusted EBITDA may not be comparable to EBITDA of other companies because other companies may not calculate EBITDA in the same manner as we do.

  The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP:

	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
	(In thousands)
Net income	$121,780	$138,548	$162,551	$47,429	$62,874
Discontinued operations	—	2,689	3,150	1,124	19,491

Net income from continuing operations	121,780	135,859	159,401	46,305	43,383
Interest expense—net	84,250	72,053	81,861	19,287	21,143
Depreciation and amortization (D&A)	100,728	112,284	110,729	25,611	28,757
Amortization of excess investment in joint ventures	3,989	3,833	4,763	1,152	907
TEPPCO's pro-rata percentage of joint venture interest expense and D&A	19,827	22,049	23,179	5,752	5,743

Adjusted EBITDA, from continuing operations	$330,574	$346,078	$379,933	$98,107	$99,933
Discontinued operations	—	2,689	3,150	1,124	19,491
D&A included in discontinued operations	—	610	615	152	51

Adjusted EBITDA	$330,574	$349,377	$383,698	$99,383	$119,475

RISK FACTORS

        An investment in our units involves certain risks. If any of these risks were to occur, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the trading price of our units could decline, and you could lose part or all of your investment.

        Among the key risk factors that may have a direct impact on our business, results of operations, cash flows and financial condition are:

Risks Relating to Our Business

  Potential future acquisitions and expansions may affect our business by substantially increasing the level of our indebtedness and contingent liabilities and increasing our risks of being unable to effectively integrate these new operations.

        As part of our business strategy, we evaluate and acquire assets and businesses and undertake expansions that we believe complement our existing assets and businesses. Acquisitions and expansions may require substantial capital or the incurrence of substantial indebtedness. Consummation of future acquisitions and expansions may significantly change our capitalization and results of operations. Our growth may be limited if acquisitions or expansions are not made on economically favorable terms.

        Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets, personnel and the businesses associated with them and new geographic areas and the diversion of management's attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we may have no recourse or limited recourse under applicable indemnification provisions.

        Under binding provisions of a letter of intent, if we and Enterprise Products Partners fail timely to consummate a joint venture agreement relating to the construction, financing, rights and ownership interests in the Jonah expansion before its completion, then the terms of the joint venture will be determined by non-appealable, binding arbitration. We cannot assure you that any such terms determined by arbitration would be economically favorable to us.

  Our future debt level may limit our future financial and operating flexibility.

        As of June 20, 2006, we had approximately $1.6 billion of consolidated debt outstanding, consisting of $491 million of borrowings under our revolving credit facility and $1.1 billion principal amount of senior notes. The amount of our future debt could have significant effects on our operations, including, among other things:

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  a significant portion of our cash flow could be dedicated to the payment of principal and interest on our future debt and may not be available for other purposes, including the payment of distributions on our units and capital expenditures;

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  credit rating agencies may view our debt level negatively;

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  covenants contained in our existing debt arrangements will require us to continue to meet financial tests that may adversely affect our flexibility in planning for and reacting to changes in our business;

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  our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general partnership purposes may be limited;

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  we may be at a competitive disadvantage relative to similar companies that have less debt; and

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  we may be more vulnerable to adverse economic and industry conditions as a result of our significant debt level.

        Our revolving credit facility contains restrictive financial and other covenants that, among other things, limit our ability to incur additional indebtedness, make distributions in excess of Available Cash (see "Description of Units" for discussion of Available Cash), and complete mergers, acquisitions and sales of assets. The facility also prevents us from making a distribution if an event of default under the facility has occurred or would occur as a result of the distribution. Our breach of these restrictions or restrictions in the provisions of our other indebtedness could permit the holders of the indebtedness to declare all amounts outstanding thereunder to be immediately due and payable and, in the case of our revolving credit facility, to terminate all commitments to extend further credit. Although our revolving credit facility restricts our ability to incur additional debt above certain levels, any debt we may incur in compliance with these restrictions may still be substantial. For information regarding our credit facility, please see our Consolidated Financial Statements incorporated in this prospectus supplement by reference.

        Our ability to access capital markets to raise capital on favorable terms will be affected by our debt level, the amount of our debt maturing in the next several years and current maturities, and by prevailing market conditions. Moreover, if the rating agencies were to downgrade our credit ratings, then we could experience an increase in our borrowing costs, difficulty assessing capital markets or a reduction in the market price of our units. Such a development could adversely affect our ability to obtain financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness. If we are unable to access the capital markets on favorable terms at the time a debt obligation becomes due in the future, we might be forced to refinance some of our debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which we might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility and thereby impact our ability to pay cash distributions at expected rates.

  Our cash distributions may vary based on our operating performance and level of cash reserves.

        Distributions are dependent on the amount of cash we generate and may fluctuate based on our performance. We cannot guarantee that we will continue to pay distributions at the current level each quarter. The actual amount of cash that is available to be distributed each quarter will depend upon numerous factors, some of which are beyond our control and the control of our general partner. These factors include but are not limited to the following:

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  the volume of products that we handle and the prices we receive for our services;

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  the level of our operating costs;

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  the level of competition in our business segments;

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  prevailing economic conditions;

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  the level of capital expenditures we make;

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  the restrictions contained in our debt agreements and debt service requirements;

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  fluctuations in our working capital needs;

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  the cost of acquisitions, if any; and

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  the amount, if any, of cash reserves established by our general partner in its sole discretion.

        In addition, our ability to pay the minimum quarterly distribution each quarter depends primarily on our cash flow, including cash flow from financial reserves and working capital borrowings, not solely on profitability, which is affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and we may not make distributions during periods when we record net income.

  The interruption of distributions to us from our subsidiaries and joint ventures may affect our ability to satisfy our obligations and to make distributions to our partners.

        We are a holding company with no material operations. Our only significant assets are the equity interests we own in our subsidiaries and joint ventures. As a result, we depend upon the earnings and cash flow of our subsidiaries and joint ventures and the distribution of their cash to us in order to meet our obligations and to allow us to make distributions to our partners. In addition, charter documents and other agreements governing our joint ventures may restrict or limit the occurrence and amount of distributions to us under certain circumstances.

  Expanding our natural gas gathering business by constructing new pipelines and compression facilities subjects us to construction risks and risks that natural gas supplies will not be available upon completion of the new pipelines and cash flows from such capital projects may not be immediate.

        We engage in several construction and expansion projects involving existing and new facilities that require significant capital expenditures, which may exceed our estimates. We intend to expand the capacity of our existing natural gas gathering systems through the construction of additional facilities. Generally, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our financial position or results of operations. Additionally, operating cash flow from a particular project may not be realized until a period of time after its completion or at expected levels. Construction and expansion projects may occur over an extended period of time. If we experience unanticipated or extended delays in generating operating cash flow from these projects, we may be required to reduce or reprioritize our capital budget, sell non-core assets, access the capital markets or decrease or limit distributions to unitholders in order to meet our capital requirements.

  Our tariff rates are subject to review and possible adjustment by federal and state regulators, which could have a material adverse effect on our financial condition and results of operations.

        The Federal Energy Regulatory Commission ("FERC"), pursuant to the Interstate Commerce Act of 1887, as amended, regulates the tariff rates for our interstate common carrier pipeline operations. To be lawful under that Act, interstate tariff rates, terms and conditions of service must be just and reasonable and not unduly discriminatory, and must be on file with FERC. In addition, pipelines may not confer any undue preference upon any shipper. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected pursuant to rates that are ultimately found to be unlawful. The FERC and interested parties can also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured.

        The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products. Our interstate tariff rates are either market-based or derived in accordance with the FERC's indexing methodology, which currently allows a pipeline to increase its rates by a percentage linked to the producer price index for finished goods. These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs. Changes in the FERC's approved methodology for approving rates could adversely affect us. Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow. Challenges to our tariff rates could be filed with the FERC.

        The intrastate liquids pipeline transportation services we provide are subject to various state laws and regulations that apply to the rates we charge and the terms and conditions of the services we offer. Although state regulation typically is less onerous than FERC regulation, the rates we charge and the provision of our services may be subject to challenge.

        Although our natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938, FERC regulation still significantly affects our natural gas gathering business. In recent years, the FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. If the FERC does not continue this approach, it could have an adverse effect on the rates we are able to charge in the future. In addition, our natural gas gathering operations could be adversely affected in the future should they become subject to the application of federal regulation of rates and services. Additional rules and legislation pertaining to these matters are considered and adopted from time to time. We cannot predict what effect, if any, such regulatory changes and legislation might have on our operations, but we could be required to incur additional capital expenditures.

  Our partnership status may be a disadvantage to us in calculating our cost of service for rate-making purposes.

        In May 2005, the FERC issued a policy statement permitting the inclusion of an income tax allowance in the cost of service-based rates of a pipeline for partnership interests held by partners with an actual or potential income tax liability on public utility income, if the pipeline proves that the owner of the partnership interest has an actual or potential income tax liability. On December 16, 2005, the FERC issued its first significant case-specific oil pipeline review of the income tax allowance issue in another pipeline company's rate case. The FERC reaffirmed its new income tax allowance policy and directed the subject pipeline to provide certain evidence necessary for the pipeline to determine its income tax allowance. The new tax allowance policy and the December 16 order have been appealed to the United States Court of Appeals for the District of Columbia Circuit. As a result, the ultimate outcome of these proceedings is not certain and could result in changes to the FERC's treatment of income tax allowances in cost of service. Depending upon how the policy statement on income tax allowances is applied in practice to pipelines organized as pass-through entities, and whether it is ultimately upheld or modified on judicial review, these decisions might adversely affect us.

  Competition could adversely affect our operating results.

        Our refined products and LPG transportation business competes with other pipelines in the areas where we deliver products. We also compete with trucks, barges and railroads in some of the areas we serve. Competitive pressures may adversely affect our tariff rates or volumes shipped. The crude oil gathering and marketing business is characterized by thin margins and intense competition for supplies of crude oil at the wellhead. A decline in domestic crude oil production has intensified competition among gatherers and marketers. Our crude oil transportation business competes with common carriers and proprietary pipelines owned and operated by major oil companies, large independent pipeline companies and other companies in the areas where our pipeline systems deliver crude oil and natural gas liquids.

        New supplies of natural gas are necessary to offset natural declines in production from wells connected to our gathering system and to increase throughput volume, and we encounter competition in obtaining contracts to gather natural gas supplies. Competition in natural gas gathering is based in large part on reputation, efficiency, system reliability, gathering system capacity and price arrangements. Our key competitors in the gas gathering segment include independent gas gatherers and major integrated energy companies. Alternate gathering facilities are available to producers we serve, and those producers may also elect to construct proprietary gas gathering systems. If the production delivered to our gathering system declines, our revenues from such operations will decline.

  Our business requires extensive credit risk management that may not be adequate to protect against customer nonpayment.

        Risks of nonpayment and nonperformance by customers are a major consideration in our businesses. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk. We manage our exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures. We utilize letters of credit and guarantees for certain of our receivables. However, these procedures and policies do not fully eliminate customer credit risk.

  Our crude oil marketing business involves risks relating to product prices.

        Our crude oil operations subject us to pricing risks as we buy and sell crude oil for delivery on our crude oil pipelines. These are the risks that price relationships between delivery points, classes of products or delivery periods will change after our initial purchases and before physical delivery of the crude oil.

  Our pipelines are dependent on their interconnections with other pipelines to reach their destination markets.

        Decreased throughput on interconnected pipelines due to testing, line repair and reduced pressures could result in reduced throughput on our pipeline systems. Such reduced throughput may adversely impact our profitability.

  Reduced demand could affect shipments on the pipelines.

        Our products pipeline business depends in large part on the demand for refined products and LPGs in the markets served by our pipelines. Reductions in that demand adversely affect our pipeline business. Market demand varies based upon the different end uses of the products we ship. We cannot predict the impact of future fuel conservation measures, alternate fuel requirements, government regulation or technological advances in fuel economy and energy-generation devices, all of which could reduce the demand for refined petroleum products and LPGs in the areas we serve. Demand for gasoline, which has in recent years accounted for approximately forty percent of our refined products transportation revenues, depends upon price, prevailing economic conditions and demographic changes in the markets we serve. Weather conditions, government policy and crop prices affect the demand for refined products used in agricultural operations. Demand for jet fuel, which has in recent years accounted for approximately twenty percent of our refined products revenues, depends on prevailing economic conditions and military usage. Propane deliveries are generally sensitive to the weather and meaningful year-to-year variances have occurred and will likely continue to occur.

  Our gathering system profits and cash flow depend on the volumes of natural gas produced from the fields served by our gathering systems and are subject to factors beyond our control.

        Regional production levels drive the volume of natural gas gathered on our systems. We cannot influence or control the operation or development of the gas fields we serve. Production levels may be affected by:

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  the absolute price of, volatility in the price of, and market demand for natural gas;

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  changes in laws and regulations, particularly with regard to taxes, denial of reduced well density spacing, safety and protection of the environment;

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  the depletion rates of existing wells;

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  adverse weather and other natural phenomena;

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  the availability of drilling and service rigs; and

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  industry changes, including the effect of consolidations or divestitures.

        Our gathering systems are connected to natural gas reserves and wells, from which the production will naturally decline over time, which means that our cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on our gathering systems, we must continually compete for and obtain new natural gas supplies. Our ability to obtain additional sources of natural gas depends in part on the level of successful drilling activity near our gathering systems, which depends on a number of factors, including energy prices, over which we have no control.

  The use of derivative financial instruments could result in material financial losses by us.

        We historically have sought to limit a portion of the adverse effects resulting from changes in commodity prices and interest rates by using financial derivative instruments and other hedging mechanisms from time to time. To the extent that we hedge our commodity price and interest rate exposures, we will forego the benefits we would otherwise experience if commodity prices or interest rates were to change in our favor. In addition, even though monitored by management, hedging activities can result in losses. Such losses could occur under various circumstances, including if a counterparty does not perform its obligations under the hedge arrangement, the hedge is imperfect, or hedging policies and procedures are not followed.

  Our pipeline integrity program may impose significant costs and liabilities on us.

        The U.S. Department of Transportation issued final rules (effective March 2001 with respect to hazardous liquid pipelines and February 2004 with respect to natural gas pipelines) requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines and take measures to protect pipeline segments located in what the rules refer to as "high consequence areas." The final rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002. At this time, we cannot predict the ultimate costs of compliance with this rule because those costs will depend on the number and extent of any repairs found to be necessary as a result of the pipeline integrity testing that is required by the rule. We will continue our pipeline integrity testing programs to assess and maintain the integrity of our pipelines. The results of these tests could cause us to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our pipelines.

  Our operations are subject to governmental laws and regulations relating to the protection of the environment and safety which may expose us to significant costs and liabilities.

        Our facilities are subject to multiple environmental obligations and potential liabilities under a variety of federal, state and local laws and regulations. Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals, with respect to air emissions, water quality, wastewater discharges, and solid and hazardous waste management. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could influence our results of operations. If an accidental leak, spill or release of hazardous substances occurs at any facilities that we own, operate or otherwise use, or where we send materials for treatment or disposal, we could be held jointly and severally liable for all resulting liabilities, including investigation, remedial and clean-up costs. Likewise, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination. Any or all of this could materially affect our results of operations and cash flows. We currently own or lease, and have owned or leased, many properties that have been used for many years to terminal or store crude oil, petroleum products or other chemicals. Owners, tenants or users of these properties may have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites we operate are located near current or former refining and terminaling operations. There is a risk that contamination has migrated from those sites to ours.

        Further, we cannot ensure that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to us. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may be perceived to affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have material adverse effect on our business, financial position, results of operations and cash flows.

        Various state and federal governmental authorities including the U.S. Environmental Protection Agency, the Bureau of Land Management, the Department of Transportation and the Occupational Safety and Health Administration have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. We are in negotiations with the Department of Transportation with respect to a notice of probable violation that we received on April 25, 2005, for alleged violations of pipeline safety regulations at our Todhunter facility, with a proposed $350,000 civil penalty. We responded on June 30, 2005, by admitting certain of the alleged violations, contesting others, and requesting a reduction in the proposed civil penalty. Liability may be incurred without regard to fault under CERCLA, RCRA, and analogous state laws for the remediation of contaminated areas. Private parties, including the owners of properties through which our pipeline systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.

        Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage in the event an environmental claim is made against us. Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including storage, transportation and construction and maintenance activities, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

        Contamination resulting from spills or releases of petroleum products is an inherent risk within the petroleum pipeline industry. While the costs of remediating groundwater contamination are generally site-specific, such costs can vary substantially and may be material.

  Terrorist attacks aimed at our facilities could adversely affect our business.

        On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11th attacks, the United States government has issued warnings that energy assets, specifically our nation's pipeline infrastructure, may be the future target of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.

        Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

  Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant accident or event occurs that is not fully insured, our operations and financial results could be adversely affected.

        Our operations are subject to the many hazards inherent in the transportation of refined petroleum products, LPGs, NGLs, petrochemicals, and crude oil; the gathering, compressing, and treating of natural gas, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business, including environmental accidents that might occur, and market conditions have caused premiums and deductibles for some of our insurance policies to increase substantively. If a significant accident or event occurs that is not fully insured, it could adversely affect our financial position or results of operations.

  We depend on the leadership and involvement of our key personnel for the success of our business.

        We depend on the leadership and involvement of our key personnel to identify and develop business opportunities and make strategic decisions. Our president and chief executive officer was elected in April 2006, our chief financial officer was elected in January 2006, and our general counsel was elected in March 2006. Our president and chief executive officer has over 35 years of relevant experience and our chief financial officer and general counsel each have approximately 20 years of relevant experience. While retention plans are in place for certain senior executives, any future unplanned departures could have a material adverse effect on our business, financial condition and results of operations. Legacy senior executives have compensation agreements in place but new officers may not be party to any compensation agreements.

Risks Relating to Our Units as a Result of Our Partnership Structure

  We may issue additional limited partnership interests, diluting existing interests of unitholders and benefiting our general partner.

        Our partnership agreement allows us to issue additional units and other equity securities without unitholder approval. These additional securities may be issued to raise cash or acquire additional assets or businesses or for other partnership purposes. Our partnership agreement does not limit the number of units and other equity securities we may issue. If we issue additional units or other equity securities, the proportionate partnership interest and voting power of our existing unitholders will decrease and the ratio of taxable income to distributions may increase. The issuance could negatively affect the amount of cash distributed to unitholders and the market price of our units. Please read "Our Partnership Agreement and Potential Impact of Proxy Proposals" for a discussion of our pending proposal to issue additional units to our general partner.

  Cost reimbursements and fees due our general partner and its affiliates may be substantial and will reduce our cash available for distribution to holders of our units.

        Prior to making any distribution on our units, we will reimburse our general partner and its affiliates, including EPCO and the officers and directors of our general partner, for expenses they incur on our behalf. The reimbursement of expenses could adversely affect our ability to pay cash distributions to holders of our units. Under our partnership agreement, our general partner has sole discretion to determine the amount of these expenses. Under the administrative services agreement pursuant to which EPCO provides various services to us, we are obligated to pay EPCO for all direct and indirect costs and expenses associated with services it provides that relate to our business or activities. In addition, our general partner and its affiliates may provide other services to us for which we will be charged fees as determined by our general partner.

  Our general partner and its affiliates may have conflicts with our partnership.

        The directors and officers of our general partner and its affiliates (including EPCO and other affiliates of EPCO) have duties to manage the general partner in a manner that is beneficial to its member. At the same time, the general partner has duties to manage us in a manner that is beneficial to us. EPCO also controls another publicly traded partnership, Enterprise Products Partners, that engages in similar lines of business. We have significant business relationships with Enterprise Products Partners and EPCO and other entities controlled by Dan L. Duncan. Therefore, our general partner's duties to us may conflict with the duties of its officers and directors to its member. Provisions of our partnership agreement, the partnership agreements for each of our operating partnerships and/or the administrative services agreement provide for a standard of care that may allow our general partner to approve actions in the context of possible conflicts, which under state law a corporation would be required to analyze with greater scrutiny. Possible conflicts may include, among others, the following:

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  decisions of our general partner regarding the amount and timing of cash expenditures, borrowings and issuances of additional units or other equity securities that can affect the amount of cash that is available for distribution to unitholders and the amount of payments we make to our general partner with respect to its increasing percentage interests in our distributions;

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  decisions of our general partner regarding our acquisitions, expansions or business strategy, which may provide benefits to the general partner and its affiliates;

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  under our partnership agreement, it is not a breach of our general partner's fiduciary duties for affiliates of our general partner to engage in activities that compete with us;

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  the directors and officers of our general partner are allowed to resolve conflicts of interest involving us and EPCO and its affiliates and are allowed to take into account the interests of parties other than us, such as EPCO and its affiliates, including Enterprise Products Partners, in resolving these conflicts of interest;

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  any resolution of a conflict of interest by the directors and officers of our general partner not made in bad faith and that is fair and reasonable to us is binding on the partners and will not constitute a breach of our partnership agreement;

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  we do not have any employees and we rely solely on employees of EPCO;

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  our partnership agreement does not restrict the general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf; and

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  the directors and officers of our general partner and EPCO control the enforcement of obligations owed to us by our general partner, EPCO and its affiliates.

  Unitholders have limited voting rights and control of management.

        Our general partner manages and controls our activities and the activities of our operating partnerships. Unitholders have no right to elect the general partner or the directors of the general partner on an annual or other ongoing basis. However, if the general partner resigns or is removed, its successor may be elected by holders of a majority of the units. Unitholders may remove the general partner only by a vote of the holders of at least 66 2/3% of the units and only after receiving state regulatory approvals required for the transfer of control of a public utility. The vote required to remove our general partner is not subject to revision under the Amendment Proposal. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations. As a result, unitholders will have limited influence on matters affecting our operations, and third parties may find it difficult to gain control of us or influence our actions.

  EPCO's employees, including some of our executive officers and directors, may be subjected to conflicts in managing our business and the allocation of time and compensation costs between our business and the business of EPCO and its other affiliates.

        Certain of our executive officers and three of our directors are also officers and/or directors of EPCO and other affiliates of EPCO, including Enterprise Products Partners. These relationships may create conflicts of interest regarding corporate opportunities and other matters, and the resolution of any such conflicts may not always be in our or our unitholders' best interests. In addition, these overlapping executive officers and directors allocate their time among us, EPCO and other affiliates of EPCO. These officers and directors face potential conflicts regarding the allocation of their time, which may adversely affect our business, results of operations and financial condition.

        We have entered into an administrative services agreement that governs business opportunities among entities controlled by our general partner, including us ("TEPPCO Companies"), entities controlled by the general partners of Enterprise GP Holdings L.P. and Enterprise Products Partners, including Enterprise GP Holdings and Enterprise Products Partners ("Enterprise Companies"), and EPCO and its other affiliates. Under the administrative services agreement, we have no obligation to present any business opportunity offered to or discovered by us to the Enterprise Companies, and they are not obligated to present business opportunities that are offered to or discovered by them to us. However, the agreement requires that business opportunities offered to or discovered by EPCO, which controls both the TEPPCO Companies and the Enterprise Companies, be offered first to certain Enterprise Companies before they may be pursued by EPCO and its other affiliates or offered to us.

        Under the administrative services agreement, EPCO and its affiliates provide all administrative, operational and other services, including employee support, for us and our general partner. Some of the EPCO employees providing these services to us may also have duties and responsibilities related to EPCO and its other affiliates, including Enterprise Products Partners. The services performed by these shared personnel will generally be limited to non-commercial functions, including but not limited to human resources, information technology, financial and accounting services and legal services. EPCO may encounter conflicts of interest in allocating the available time and employee costs of shared personnel between us and other EPCO affiliates.

        We do not have an independent compensation committee, and aspects of the compensation of our executive officers and other key employees, including base salary, are not reviewed or approved by our independent directors. The determination of executive officer and key employee compensation could involve conflicts of interest resulting in economically unfavorable arrangements for us.

  Our general partner has a limited call right that may require unitholders to sell their units at an undesirable time or price.

        If at any time persons other than our general partner and its affiliates own less than 15% of the units then outstanding, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining units held by unaffiliated persons at a price not less than the then-current market price. As a result, unitholders may be required to sell their units at an undesirable time or price and may therefore not receive any return on their investment. They may also incur a tax liability upon a sale of their units.

  Our unitholders may not have limited liability if a court finds that limited partner actions constitute control of our business.

        Under Delaware law, our general partner generally has unlimited liability for our obligations, such as our debts and environmental liabilities, except for those of our contractual obligations that are expressly made without recourse to our general partner. Further, unitholders could be held liable for our obligations to the same extent as a general partner if a court determined that the right of limited partners to remove our general partner or to take other action under our partnership agreement constituted participation in the "control" of our business.

        In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a limited partner may be liable to us for the amount of a distribution for a period of three years from the date of the distribution.

  The credit and risk profile of our general partner and its owners could adversely affect our credit ratings and profile.

        The credit and business risk profiles of the general partner or owners of a general partner may be factors in credit evaluations of a master limited partnership. This is because the general partner can exercise significant influence over the business activities of the partnership, including its cash distribution and acquisition strategy and business risk profile. Another factor that may be considered is the financial condition of the general partner and its owners, including the degree of their financial leverage and their dependence on cash flow from the partnership to service their indebtedness.

        Entities controlling the owner of our general partner have significant indebtedness outstanding and are dependent principally on the cash distributions from their general partner and limited partner equity interests in us to service such indebtedness. Any distributions by us to such entities will be made only after satisfying our then current obligations to our creditors. Although we have taken certain steps in our organizational structure, financial reporting and contractual relationships to reflect the separateness of us from our general partner and the entities that control our general partner, our credit ratings and business risk profile could be adversely affected if the ratings and risk profiles of the entities that control our general partner were viewed as substantially lower or more risky than ours.

  Control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of the owners of our general partner or DFI from transferring all or a portion of their respective ownership interest in our general partner or DFI to a third party. The new owners of our general partner or DFI would then be in a position to replace the board of directors and officers of our general partner with its own choices and thereby influence the decisions taken by the board of directors and officers.

Tax Risks to Unitholders

        We urge you to read the tax risk factors below and, for a more complete discussion of the expected material federal income tax consequences of owning and disposing of units, "Material Tax Consequences" beginning on page S-47.

  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. The amount of cash available for distribution to you would be substantially reduced if the Internal Revenue Service, or IRS, treats us as a corporation or we become subject to a material amount of entity-level taxation for state tax purposes.

        The anticipated after-tax economic benefit of an investment in the units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, our treatment as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our units.

        Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level federal income taxation. Our partnership agreement currently provides that if a law is enacted that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal income tax purposes, the minimum quarterly distribution amount and the target distribution level will be adjusted to reflect the impact of that law on us, including any related imposition of state and local income taxes. A unitholder vote on a number of proposed amendments to our partnership agreement, including an amendment that would similarly adjust the minimum quarterly distribution amount and the target distribution level for entity-level taxation arising from a change in the interpretation of existing law or the enactment of a state or local law subjecting us to entity-level taxation, is currently pending. Please read "Our Partnership Agreement and Potential Impact of Proxy Proposals—Adjustments to Incentive Levels for Entity Level Taxes" at page S-40.

        In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we will be subject to a new entity-level tax on the portion of our income generated in Texas beginning in 2007. Specifically, the Texas margin tax will be imposed at a maximum effective rate of 0.7% of our gross income apportioned to Texas. Imposition of such tax on us by Texas, or any other state, will reduce the cash available for distribution to you.

  A successful IRS contest of the federal income tax positions we take may adversely affect the market for our units, and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with all of our counsel's conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

  You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

        Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the tax liability that results from that income.

  Tax gain or loss on disposition of units could be more or less than expected.

        If you sell your units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those units. Prior distributions to you in excess of the total net taxable income you were allocated for a unit, which decreased your tax basis in that unit, will, in effect, become taxable income to you if the unit is sold at a price greater than your tax basis in that unit, even if the price is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. If you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale. If the IRS successfully contests some positions we take, unitholders could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years.

  Tax-exempt entities and foreign persons face unique tax issues from owning units that may result in adverse tax consequences to them.

        Investment in units by tax-exempt entities, such as individual retirement accounts ("IRAs"), other retirement plans, and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person you should consult your tax advisor before investing in our units.

  We treat each purchaser of our units as having the same tax benefits without regard to the actual units purchased. The IRS may challenge this treatment, which could adversely affect the value of the units.

        We take depreciation and amortization positions that may not conform to all aspects of existing Treasury regulations. We take these positions for a number of reasons, including the fact that we cannot match transferors and transferees of units. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from the sale of units and could have a negative impact on the value of our units or result in audit adjustments to your tax returns. For a further discussion of the effect of the depreciation and amortization positions we will adopt, please read "Material Tax Consequences—Uniformity of Units" at page S-58.

  Unitholders may be subject to state and local taxes and return filing requirements.

        In addition to federal income taxes, you will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. Our operating subsidiaries own assets and do business in Alabama, Arkansas, Colorado, Illinois, Indiana, Kansas, Kentucky, Louisiana, Mississippi, Missouri, Montana, Nebraska, New Mexico, New York, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Dakota, Texas, Utah, West Virginia and Wyoming. Each of these states, other than South Dakota, Texas and Wyoming currently imposes a personal income tax and many impose an income tax on corporations and other entities. As we make acquisitions or expand our business, we may own assets or do business in additional states that impose a personal income tax. It is your responsibility to file all United States federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the units.

  The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. If this occurs, you will be allocated an increased amount of federal taxable income for the year in which we are considered to be terminated as a percentage of the cash distributed to you with respect to that period. Please read "Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" at page S-50.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $169.9 million from the sale of 5,000,000 units in this offering after deducting underwriting discounts, commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional units in full, we expect to receive net proceeds of approximately $195.5 million. We intend to use the net proceeds of this offering, including any exercise of the underwriters' option to purchase additional units, to reduce borrowings outstanding under our revolving credit facility. We expect to use some of the increased availability under our revolving credit facility to finance capital expenditures, including expansion of the Jonah gas gathering system and other growth projects.

        In general, our indebtedness under the revolving credit facility was incurred to finance capital expenditures and acquisitions and for working capital purposes. As of June 20, 2006, $491 million was outstanding under the facility bearing a weighted average interest rate of approximately 5.7%. The final maturity date of the facility is December 13, 2010. Affiliates of UBS Securities LLC and Wachovia Capital Markets, LLC are lenders under our revolving credit facility and, accordingly, will receive a portion of the proceeds of this offering. Please read "Underwriting" beginning on page S-65.

PRICE RANGE OF UNITS AND CASH DISTRIBUTIONS

        As of June 14, 2006, we had 69,963,554 units outstanding, held by approximately 86,000 holders, including units held in street name. Our units are traded on the New York Stock Exchange under the symbol "TPP."

        The following table sets forth, for the periods indicated, the high and low sales prices for our units, as reported on the New York Stock Exchange Composite Transactions Tape, and the amount of the quarterly cash distributions paid per unit. The last reported sales price of units on the New York Stock Exchange on June 28, 2006 was $35.50 per unit.

	Price ranges
	High	Low	Per Unit(1)
2004
1st Quarter	$41.99	$34.50	$0.6625
2nd Quarter	42.05	32.75	0.6625
3rd Quarter	41.75	37.96	0.6625
4th Quarter	42.36	37.44	0.6625
2005
1st Quarter	$45.45	$38.53	$0.6625
2nd Quarter	44.72	39.85	0.6750
3rd Quarter	42.75	39.61	0.6750
4th Quarter	41.15	33.15	0.6750
2006
1st Quarter	$39.00	$35.29	$0.6750
2nd Quarter through June 28, 2006	$38.49	$35.50	N/A	(2)

(1)
Represents cash distributions attributable to the quarter and declared and paid within 50 days after the quarter.

(2)
We expect that cash distributions with respect to the second quarter of 2006 will be declared in July 2006 and paid in August 2006.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2006:

  •
  on a consolidated historical basis; and

  •
  on an as adjusted basis to give effect to (i) the sale of 5,000,000 units in this offering and (ii) the application of net proceeds of $169.9 million (before exercise of the underwriters' option to purchase additional units) to temporarily reduce debt under our revolving credit facility as described under "Use of Proceeds."

        The historical data in the table below is derived from and should be read in conjunction with our historical financial statements, including the accompanying notes, incorporated by reference in this prospectus supplement.

	As of March 31, 2006
	Actual	As Adjusted
	(in thousands)
Long-term debt:
6.450% Senior Notes due 2008 of TE Products(1)	$179,945	$179,945
7.510% Senior Notes due 2028 of TE Products	210,000	210,000
7.625% Senior Notes due 2012 of TEPPCO Partners(1)	498,714	498,714
6.125% Senior Notes due 2013 of TEPPCO Partners(1)	199,023	199,023
Revolving credit facility(2)	435,000	265,100
Fair value adjustments and deferred gains related to interest rate swaps(3)	24,372	24,372

Total long-term debt	1,547,054	1,377,154
Partners' capital	1,199,259	1,369,159

Total capitalization	$2,746,313	$2,746,313

(1)
At March 31, 2006, the 6.450% Senior Notes due 2008 of TE Products, our 7.625% Senior Notes due 2012 and our 6.125% Senior Notes due 2013 include $2.3 million of unamortized debt discounts.

(2)
At June 20, 2006, we had approximately $491 million of debt outstanding under our revolving credit facility.

(3)
Our TE Products subsidiary entered into an interest rate swap agreement to hedge its exposure to changes in the fair value of its 7.510% Senior Notes due 2028. At March 31, 2006, the 7.510% Senior Notes include an adjustment to decrease the fair value of the debt by $7.0 million related to this interest rate swap agreement. We also entered into interest rate swap agreements to hedge our exposure to changes in the fair value of our 7.625% Senior Notes due 2012. At March 31, 2006, the 7.625% Senior Notes include a deferred gain, net of amortization, from previous interest rate swap terminations of $31.3 million. These hedges are accounted for under the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

MANAGEMENT

        The following table sets forth the name, age and position of each of the directors and executive officers of our general partner as of June 22, 2006. Each member of the board of directors serves until such member's death, resignation or removal. The executive officers are elected for one-year terms and may be removed, with or without cause, only by the board of directors. Neither our general partner nor the board of directors of our general partner will be elected by our unitholders. DFI, as sole owner of our general partner, elects all of the directors of our general partner, including the members of our Audit and Conflicts Committee.

Name	Age	Position with Our General Partner
Jerry E. Thompson	56	President, Chief Executive Officer and Director
Murray H. Hutchison	67	Director, Chairman, Member of the Audit and Conflicts Committee
Michael B. Bracy	64	Director, Vice Chairman, Chairman of Audit and Conflicts Committee
Richard H. Bachmann	53	Director
Michael A. Creel	52	Director
W. Randall Fowler	49	Director
Richard S. Snell	63	Director, Member of the Audit and Conflicts Committee
J. Michael Cockrell	59	Senior Vice President of Commercial Upstream
Leonard W. Mallett	49	Senior Vice President of Operations
William Ordemann	47	Senior Vice President
Samuel N. Brown	49	Vice President of Commercial Downstream
John N. Goodpasture	58	Vice President of Corporate Development
William G. Manias	44	Vice President and Chief Financial Officer
Stephen O. McNair	43	Vice President of Natural Gas Services
C. Bruce Shaffer	47	Vice President of Human Resources and Ethics and Compliance Officer
Patricia A. Totten	55	Vice President, General Counsel and Secretary

        Jerry E. Thompson was elected President, Chief Executive Officer and a director, effective April 11, 2006. Mr. Thompson was previously chief operating officer of CITGO from 2003 to March 2006, when he retired. Mr. Thompson joined CITGO in 1971 and advanced from a process engineer to positions of increasing responsibilities in the operations, supply and logistics, business development, planning and financial aspects of CITGO. He was elected vice president of CITGO's refining business in 1987 and as its senior vice president in 1998. Mr. Thompson now serves as the principal executive officer of our partnership.

        Murray H. Hutchison was elected a director of our general partner in March 2005, upon the change in ownership of our general partner. Mr. Hutchison was elected as chairman of the board in March 2006. He also serves as a member of the Audit and Conflicts Committee. Mr. Hutchison is a private investor managing his own portfolio. He also consults with corporate managements on strategic issues. Mr. Hutchison retired in 1997 as chairman and chief executive officer of IT Group Inc. (formerly International Technology Corporation) after serving in that position for over 27 years. Mr. Hutchison serves as chairman of the board of Huntington Hotel Corporation and as a director on the boards of Cadiz Inc., Jack in the Box Inc., The Olson Company and Cardium Therapeutics, Inc. He is a member of the board of management of the San Diego Foundation and the Rancho Santa Fe Foundation.

        Michael B. Bracy was elected a director of our general partner in March 2005, upon the change in ownership of our general partner. He also serves as Chairman of the Audit and Conflicts Committee and has been determined by our board of directors to qualify as an audit committee financial expert under SEC rules. Prior to being elected to the Board in March 2005, Mr. Bracy served as a director of the general partner of GulfTerra from October 1998 until September 30, 2004, when it merged with Enterprise Products Partners. From 1993 to 1997, Mr. Bracy served as director, executive vice president and chief financial officer of NorAm Energy Corp. For nine years prior, he served in various executive capacities with NorAm Energy Corp. Mr. Bracy is a member of the board of directors of Itron, Inc.

        Richard H. Bachmann was elected a director of our general partner in February 2006. He is Executive Vice President, Chief Legal Officer and Secretary of Enterprise Products GP, LLC and EPCO. Mr. Bachmann was elected a director of EPCO in January 1999 and Enterprise Products GP and EPE Holdings, LLC in February 2006.

        Michael A. Creel was elected a director of our general partner effective February 2006. He is Executive Vice President of Enterprise Products GP and EPCO, having been elected in January 2001, Mr. Creel was elected a director of Edge Petroleum Corporation (a publicly traded oil and natural gas exploration and production company) in October 2005 and Enterprise Products GP and EPE Holdings, LLC in February 2006.

        W. Randall Fowler was elected a director of our general partner effective February 2006. He is Senior Vice President and Treasurer of Enterprise Products GP, having been elected in February 2005, and is Chief Financial Officer of EPCO, having been elected in April 2005. Mr. Fowler, a certified public accountant (inactive), joined Enterprise Products Partners as Director of Investor Relations in January 1999 and served as Treasurer and a Vice President of Enterprise Products GP and EPCO from August 2000 to February 2005. Mr. Fowler has served as Senior Vice President and Chief Financial Officer of EPE Holdings, LLC since August 2005. Mr. Fowler was elected a director of Enterprise Products GP and EPE Holdings, LLC in February 2006.

        Richard S. Snell was elected a director of our general partner in January 2006. He also serves as a member of our Audit and Conflicts Committee. Mr. Snell was an attorney with the Snell & Smith, P.C. law firm in Houston, Texas, from the founding of the firm in 1993 until May 2000. Since May 2000, he has been a partner with the firm of Thompson & Knight LLP in Houston, Texas, and is a certified public accountant. Mr. Snell served as a director of Enterprise Products GP from June 2000 until his resignation in February 2006.

        J. Michael Cockrell is Senior Vice President, Commercial Upstream of our general partner, having been elected in February 2003. Mr. Cockrell was previously Vice President, Commercial Upstream from September 2000 until February 2003. He was elected Vice President of our general partner in January 1999 and also serves as President of TEPPCO Crude GP, LLC. He joined PanEnergy in 1987 and served in a variety of positions in supply and development, including president of Duke Energy Transport and Trading Company, LLC.

        Leonard W. Mallett is Senior Vice President, Operations of our general partner, having been elected in February 2005. He was previously Vice President, Operations from September 2000 until February 2005. Mr. Mallet served as Acting Chief Executive Officer from March 5, 2006 until April 11, 2006. Mr. Mallett was previously Region Manager of the Southwest Region of our general partner from 1994 until 1999 and Director of Engineering, from 1992 until 1994. Mr. Mallett joined our general partner in 1979 as an engineer.

        William Ordemann is Senior Vice President of our general partner, responsible for the commercial development of the Jonah system, having been elected in July 2005. Mr. Ordemann has served as senior vice president of Enterprise Products GP, the general partner of Enterprise Products Partners, since September 2001. He was previously vice president of Enterprise Products GP from October 1999 to September 2001. Prior to joining Enterprise Products GP, Mr. Ordemann served as vice president of Tejas Natural Gas Liquids, LLC from February 1998 to September 1999, and vice president of Shell Midstream Enterprises, LLC from January 1997 to February 1998.

        Samuel N. Brown is Vice President, Commercial Downstream of our general partner, having been elected in June 2005. He was previously Vice President, Pipeline Marketing and Business Development in our Upstream Segment from September 2000 to June 2005. Mr. Brown joined the Company in 1998 as Vice President of Pipeline Marketing and Business Development. Prior to joining the Company in 1998, he was vice president of commercial operations at Duke Energy Transport and Trading Company, LLC from 1996 until 1998.

        John N. Goodpasture is Vice President, Corporate Development of our general partner, having joined the Company in November 2001. Mr. Goodpasture was previously vice president of business development for Enron Transportation Services from June 1999 until he joined the Company. Prior to his employment at Enron Transportation Services, Mr. Goodpasture spent 19 years in various executive positions at Seagull Energy Corporation (now Devon Energy Corporation), a large independent oil and gas company. At Seagull Energy, Mr. Goodpasture had most recently served for over ten years as senior vice president, pipelines and marketing.

        William G. Manias is Vice President and Chief Financial Officer of our general partner, having been elected effective January 13, 2006. Mr. Manias was vice president of corporate development of Enterprise Products GP from October 2004 until January 2006. He served as vice president and chief financial officer of GulfTerra Energy Partners, L.P. from February 2004 until October 2004. Mr. Manias was previously vice president of business development and strategic planning at El Paso Energy Partners, L.P. from October 2001 to February 2004. Prior to his joining El Paso Energy Partners, L.P. in October 2001, Mr. Manias served as vice president of investment banking for J.P. Morgan Securities Inc. (formerly Chase Securities Inc.) from January 1996 to August 2001.

        Stephen O. McNair is Vice President, Natural Gas Services of our general partner, having been elected in July 2005. Mr. McNair joined our general partner in June 2005. He was previously Rockies Region vice president for Duke Energy Field Services. He joined DEFS as general manager of operations, West Permian Region in 2000. Prior to his employment with DEFS, Mr. McNair held various engineering, commercial and operations management positions with Conoco Inc. and GPM Gas Corporation.

        C. Bruce Shaffer is Vice President, Human Resources and Ethics and Compliance Officer of our general partner, having been elected in February 2005. Mr. Shaffer joined the Company in August 2004 supporting Human Resources. He was previously vice president of human resources services for Duke Energy Gas Transmission and Duke Energy Americas from January 2004 until July 2004 and vice president of human resources for Duke Energy North America from June 2003 until July 2004. Mr. Shaffer joined Duke Energy in January 2000 as managing director of human resources for Duke Energy North America and Duke Energy International.

        Patricia A. Totten is Vice President, General Counsel and Secretary of our general partner, having been elected effective March 1, 2006. She was previously associate general counsel and deputy general counsel for Enterprise Products GP from December 2002 to January 2006. Prior to joining Enterprise Products GP in August 2002, Ms. Totten served as general counsel of Solid Systems Inc. from March 2001 to August 2002, and as assistant general counsel and vice president of marketing for a small wireless company from 1995 to December 2000 that was merged into Verizon Wireless in 2000.

OUR PARTNERSHIP AGREEMENT AND POTENTIAL IMPACT OF PROXY PROPOSALS

        The following is a summary of the material amendments to our current partnership agreement to be voted upon by our unitholders in connection with the proxy solicitation discussed above under "Summary—Recent Developments." This discussion is qualified in its entirety by reference to the full text of the proxy statement filed on Schedule 14A on June 26, 2006 and the proposed Fourth Amended and Restated Agreement of Limited Partnership (which we refer to as the proposed partnership agreement) attached as Exhibit A to the proxy statement.

        Under our partnership agreement, the Amendment Proposal requires approval by not less than 66 2/3% of the outstanding units. Under the rules of the New York Stock Exchange, the Issuance Proposal requires the approval of a majority of the votes cast by the unitholders, provided that the total votes cast on the proposals represent at least 50% of all units entitled to vote. However, neither the Amendment Proposal nor the Issuance Proposal will be implemented unless both proposals are approved by the unitholders.

        Described below are the principal amendments proposed to be approved.

Reduction of General Partner's Maximum Percentage Interest in Our Quarterly Distributions

        Our general partner holds rights to receive an increasing percentage of our quarterly distributions after certain target distribution levels have been achieved. As described in more detail in "Description of Units—Distributions of Available Cash from Cash from Operations," our general partner currently receives:

  •
  2% of all quarterly distributions until the unitholders have received $0.275 per unit;

  •
  15% of all quarterly distributions until the unitholders have received $0.325 per unit;

  •
  25% of all quarterly distributions until the unitholders have received $0.45 per unit; and

  •
  50% of all quarterly distributions in excess of $0.45 per unit.

For the quarter ended March 31, 2006, we paid a distribution of $0.675 per unit.

        Under the Amendment Proposal, our general partner's right to receive 50% of quarterly cash distributions in excess of $0.45 per unit would be eliminated. As a result, our general partner would receive:

  •
  2% of all quarterly distributions until the unitholders have received $0.275 per unit;

  •
  15% of all quarterly distributions until the unitholders have received $0.325 per unit; and

  •
  25% of all quarterly distributions in excess of $0.325 per unit.

        In consideration of our general partner's agreement to cap its maximum percentage interest in our distributions at 25%, we will issue additional units to our general partner pursuant to the Issuance Proposal. The number of units to be issued to our general partner will be based upon a predetermined formula that, based on the distribution rate at the time of the issuance, would result in our general partner receiving cash distributions from the newly-issued units that would approximately equal the cash distributions foregone by the general partner as a result of the reduction in its maximum percentage interest in our quarterly distributions, taking into account the effect of the newly-issued units on distributions with respect to our general partner's percentage interest. Assuming that, at the time of the issuance, our cash distribution rate remains at $0.675 per unit per quarter, and assuming that the number of units outstanding after this offering is 74,963,554, the number of units issued to our general partner would be 13,949,261. However, to the extent we issue additional units in addition to the units proposed to be issued in this offering or pay or declare an increase in our per unit distribution rate prior to effectiveness of the Amendment Proposal, then the number of units issuable to our general partner will also increase. The table below illustrates the effect of changes in the number of units outstanding based on the issuance of 5,000,000 units in this offering and annualized cash distribution rates at our current rate and a hypothetical increase of $0.10 per unit, and the corresponding number of our units that would be issued to our general partner under the Issuance Proposal:

Annualized Cash Distribution Rate, Per Unit	Outstanding Units	Units to be Issued to General Partner
$2.70	69,963,554	13,018,858
$2.70	74,963,554	13,949,261
$2.80	69,963,554	13,890,988
$2.80	74,963,554	14,883,718

        The following tables and graphs illustrate the differences in the cash distributions that we would pay to our partners with respect to the indicated hypothetical annual distribution levels under our current partnership agreement and under the proposed partnership agreement as described above. The hypothetical distribution levels show approximately 5% increases and decreases below and above the current annual distribution rate of $2.70 per unit. The increase in distributions on the EPCO Units (as defined below) under the proposed partnership agreement would result from the issuance of 13,949,261 additional units to our general partner pursuant to the Issuance Proposal. For purposes of calculating the 13,949,261 units to be issued to our general partner, we are assuming that the number of units outstanding after this offering is 74,963,554 and that the distribution rate stays constant at $0.675 per unit per quarter (or $2.70 per annum). The distribution levels set forth in the tables and graphs below as well as other hypothetical information presented herein is for illustrative purposes only and are not projections. Our actual distribution levels may vary materially from those indicated below.

Current Partnership Agreement

Annual Distribution Per Unit	Total Annual Distribution to Public Units(1)	Percentage of Total	Total Annual Distribution to EPCO Units(2)	Percentage of Total	Total Annual Distributions on General Partner Interest	Percentage of Total	Total
(dollars in thousands, other than per unit data)
$2.12	153,623	76.9%	5,300	2.7%	40,811	20.4%	199,734
$2.22	160,869	74.9%	5,550	2.6%	48,307	22.5%	214,726
$2.33	168,840	73.0%	5,825	2.5%	56,553	24.5%	231,218
$2.45	177,536	71.2%	6,125	2.5%	65,549	26.3%	249,210
$2.57	186,231	69.7%	6,425	2.4%	74,544	27.9%	267,201
$2.70	195,652	68.2%	6,750	2.4%	84,290	29.4%	286,691
$2.84	205,796	66.9%	7,100	2.3%	94,785	30.8%	307,681
$2.98	215,941	65.7%	7,450	2.3%	105,280	32.0%	328,671
$3.13	226,811	64.6%	7,825	2.2%	116,524	33.2%	351,160
$3.28	237,680	63.6%	8,200	2.2%	127,769	34.2%	373,649
$3.45	249,999	62.6%	8,625	2.2%	140,512	35.2%	399,137

Proposed Partnership Agreement

Annual Distribution Per Unit	Total Annual Distribution to Public Units(1)	Percentage of Total	Total Annual Distribution to EPCO Units(2)	Percentage of Total	Total Annual Distributions on General Partner Interest	Percentage of Total	Total
(dollars in thousands, other than per unit data)
$2.12	153,623	70.5%	34,872	16.0%	29,437	13.5%	217,932
$2.22	160,869	70.0%	36,517	15.9%	32,401	14.1%	229,787
$2.33	168,840	69.5%	38,327	15.8%	35,661	14.7%	242,828
$2.45	177,536	69.1%	40,301	15.7%	39,217	15.3%	257,054
$2.57	186,231	68.6%	42,275	15.6%	42,774	15.8%	271,280
$2.70	195,652	68.2%	44,413	15.5%	46,627	16.3%	286,691
$2.84	205,796	67.9%	46,716	15.4%	50,776	16.7%	303,288
$2.98	215,941	67.5%	49,019	15.3%	54,925	17.2%	319,885
$3.13	226,811	67.2%	51,486	15.2%	59,371	17.6%	337,668
$3.28	237,680	66.9%	53,954	15.2%	63,817	18.0%	355,451
$3.45	249,999	66.6%	56,750	15.1%	68,855	18.3%	375,604

(1)
Includes all units except those owned by DFI and, after giving effect to the Issuance Proposal, our general partner.

(2)
These units are owned by DFI, a wholly owned subsidiary of EPCO, and, after giving effect to the Issuance Proposal, our general partner.

Current Partnership Agreement

Proposed Partnership Agreement

Reduction of Voting and Quorum Percentage Requirements

        The terms of the proposed partnership agreement reflect the reduction of voting percentage requirements from 66 2/3% of outstanding units to a majority of the outstanding units (a "Unit Majority") for various actions. The following table sets forth the principal provisions of the partnership agreement that require approval of the unitholders, as well as the percentage vote required under the current partnership agreement and the vote that would be required under the proposed partnership agreement.

Provision of Partnership Agreement Requiring Unitholder Approval	Minimum Vote Required Under Current Partnership Agreement	Minimum Vote Required Under Proposed Partnership Agreement
Amendment of the partnership agreement that would result in delisting or suspension of trading of any class of units on any national securities exchange	66 2/3% of the outstanding units	Majority of the outstanding units of the class
Partnership may be converted into and reconstituted as a trust or any other type of legal entity	66 2/3% of the outstanding units	Unit Majority

Amendment to any of the Operating Partnerships' partnership agreements or any action permitted to be taken by the limited partner of any of the Operating Partnerships that would adversely affect our partnership as the limited partner of the Operating Partnerships or elect or cause us to elect a successor general partner of any of the Operating Partnerships	66 2/3% of the outstanding units	Unit Majority

Action by the general partner, or refusal to take any reasonable action, the effect of which, if taken or not taken, as the case may be, would be to cause us or any of the Operating Partnerships to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes	66 2/3% of the outstanding units	Unit Majority
Transfer of the general partner's partnership interest	66 2/3% of the outstanding units	Majority of the outstanding units, excluding units held by the general partner and its affiliates
Removal of the general partner	66 2/3% of the outstanding units	66 2/3% of the outstanding units
Election of a successor general partner	66 2/3% of the outstanding units	Unit Majority
Continuation of the business following an event of withdrawal of the general partner	66 2/3% of the outstanding units	Unit Majority
Approval of the general partner's election to dissolve our partnership	66 2/3% of the outstanding units	66 2/3% of the outstanding units
Selection and removal of a liquidator upon dissolution	66 2/3% of the outstanding units	Unit Majority
Amendment of the partnership agreement in most circumstances where unitholder approval is required	66 2/3% of the outstanding units	Unit Majority

Amendment to the partnership agreement that would have a material adverse effect on the holders of any class of outstanding limited partner units	66 2/3% of the outstanding units of such class	66 2/3% of the outstanding units of such class
Approval of a merger or consolidation	66 2/3% of the outstanding units	Unit Majority

        Additionally, the percentage of holders of outstanding units necessary to constitute a quorum would be reduced from 66 2/3% to a majority of the outstanding units.

Elimination of General Partner Capital Contribution Requirement

        Under our current partnership agreement, our general partner is required to make additional capital contributions to us to maintain a capital account equal to 2% of the total capital account balances of all partners upon the issuance of any additional limited partner interests, including units, by us. Under the proposed partnership agreement, our general partner's percentage interest in us is entitled to remain at 2% without any obligation on the part of our general partner to make any additional capital contributions. Due to the manner in which our current partnership agreement allocates gain to our general partner in respect of its interest in increasing percentages in our quarterly distributions, our general partner's capital account balance has been substantially in excess of the 2% requirement, and because of this excess, our general partner has not been required to make any capital contributions to us in connection with our recent equity offerings. Based on our general partner's current capital account balance, we do not expect that it would be required for the foreseeable future under the current partnership agreement to make capital contributions to maintain its 2% interest. However, if our general partner's capital account were to decrease below 2% in connection with the issuance of additional limited partner interests at some point in the future, the proposed amendment would effectively shift the economic cost of preventing general partner dilution to our limited partners.

General Partner Registration Rights

        The proposed partnership agreement provides for certain registration rights of the general partner and its affiliates. Under the proposed amendment, our general partner and its affiliates and their transferees have the right to cause us to register under the Securities Act of 1933 and state securities laws the offer and sale of any units or other partnership securities that they hold. We will not be required to effect more than three registrations pursuant to these registration rights. Our Audit and Conflicts Committee will have the right to postpone any such registration for up to six months if it determines that the requested registration would be materially detrimental to us because it would materially interfere with a significant acquisition, reorganization or other similar transaction, require premature disclosure of material information or render us unable to comply with requirements under applicable securities laws. Additionally, if we propose to file a registration statement for an offering of equity securities of the partnership for cash, the proposed partnership agreement requires us to use all reasonable efforts to include such number or amount of securities held by the general partner in such registration statement as the general partner requests. The general partner and any of the general partner's affiliates will continue to have these registration rights for two years following withdrawal or removal of the general partner. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions.

Maintenance of Separateness of our Partnership

        The Amendment Proposal would amend the partnership agreement to provide that our partnership will conduct its operations separate and apart from those of any other person, including EPCO and its subsidiaries. Specifically, we would, among other things:

  •
  maintain our books, records and accounts and financial records separate from those of any other person;

  •
  file our own tax returns;

  •
  not commingle or pool our funds or other assets with those of any other person or entity, except our subsidiaries;

  •
  conduct our business in our own name and hold ourselves out as a separate entity;

  •
  pay our obligations and liabilities from our own funds;

  •
  maintain adequate capital in light of our business operations;

  •
  not pledge our assets for the benefit of any person or guarantee or become obligated for the debts of any other person, except our subsidiaries;

  •
  not hold out our credit as being available to satisfy the obligations or liabilities of any other person, except our subsidiaries;

  •
  not acquire obligations or debt securities of EPCO or its affiliates;

  •
  not make loans or advances to any person or entity, except our subsidiaries;

  •
  use commercially reasonable efforts to cause the operative documents under which we or any of our subsidiaries incurs indebtedness to contain provisions regarding the separateness of our partnership and our assets and liabilities;

  •
  observe all partnership formalities and other formalities required by our organizational documents, the laws of the jurisdiction of our formation, or other laws, rules, regulations and orders of governmental authorities exercising jurisdiction over us;

  •
  engage in transactions with EPCO and its affiliates in conformity with the conflicts of interest provisions of the proposed partnership agreement;

  •
  subject to the terms of the administrative services agreement among us, EPCO and certain of its affiliates, promptly pay, from our own funds, a fair and reasonable share of general and administrative expenses, capital expenditures, and costs for shared services performed by EPCO or its affiliates; and

  •
  cause each material contract between us and EPCO or its affiliates to be in writing.

Audit and Conflicts Committee

        The proposed partnership agreement incorporates the existence and operations of the Audit and Conflicts Committee, which is composed exclusively of three or more directors who meet the independence, qualification and experience requirements of the New York Stock Exchange, and at least one of whom, at the time of his appointment or at any time in the preceding five years, (a) had no direct or indirect legal or beneficial ownership of interests in our partnership or any of our affiliates, (b) was not a creditor, supplier, employee, officer, director, family member, manager or contractor of our partnership or our affiliates, and (c) was not a person who controls (whether directly, indirectly or otherwise) our partnership or its affiliates or any creditor, supplier, employee, officer, director, manager, or contractor of our partnership or its affiliates.

        Under the current partnership agreement, the general partner must resolve conflicts of interest, and its resolution of a conflict of interest is binding if the resolution is fair and reasonable to our partnership. Unitholders have the right to make a claim that a resolution by the general partner is not fair and reasonable to us, although the general partner's determination that a resolution is fair and reasonable to us will not constitute a breach of the partnership agreement or fiduciary duties under Delaware law as long as the general partner did not act in bad faith. The Amendment Proposal provides that in addition to resolutions by the general partner, any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to us if such conflict of interest or resolution is approved by a majority of the members of the Audit and Conflicts Committee and the Audit and Conflicts Committee did not act in bad faith. In resolving a conflict of interest, the Audit and Conflicts Committee shall be authorized to consider (i) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests; (ii) the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the partnership); (iii) any customary or accepted industry practices and any customary or historical dealings with a particular person; (iv) any applicable generally accepted accounting or engineering practices or principles; and (v) such additional factors as the Audit and Conflicts Committee determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. As a result, under the Amendment Proposal, unitholders would lose the right to claim that a resolution of a conflict of interest was not fair and reasonable to us if that determination were made by the Audit and Conflicts Committee and the unitholders could not show bad faith on the part of the Audit and Conflicts Committee.

Indemnification and Exculpation from Liability

        Our current partnership agreement provides that neither our general partner nor any officer or director shall have any monetary liability to us or our unitholders for any act or omission if such person acted in good faith. In addition, our current partnership agreement provides that our general partner and our officers and directors shall be indemnified against any losses by reason of their status as general partner or as an officer or director if it acted in good faith and in a manner it believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

        Our proposed partnership agreement provides that neither our general partner nor any officer or director shall have any monetary liability to us or our unitholders for any act or omission, and shall be indemnified against any losses resulting from such act or omission, unless there has been a final non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or such officer or director acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such person's conduct was criminal.

Adjustments to Incentive Levels for Entity Level Taxes

        Under our current partnership agreement, if a law is enacted that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal income tax purposes, the minimum quarterly distribution amount and target distribution levels will be reduced to reflect the impact of that law on us, including any related imposition of state and local income taxes. The proposed partnership agreement would similarly reduce the minimum quarterly distribution amount and the target distribution level for entity-level taxation arising from a change in the interpretation of existing law or the enactment of a state or local law subjecting us to entity level taxation. This is consistent with the provisions of other recent publicly traded partnership agreements. This amendment would not adjust the minimum quarterly distribution amount or the target distribution level with respect to the new Texas margin tax, since that tax was enacted before the proposed partnership agreement would be adopted.

Miscellaneous Changes to Clarify and Modernize

        Other changes to the current partnership agreement are also included in the proposed partnership agreement. These changes are for the purpose of clarification and modernization and are not intended to result in any substantive impact on unitholders.

DESCRIPTION OF UNITS

Units

        Units represent limited partner interests in our partnership that entitle the holders thereof to the rights and privileges specified in our current partnership agreement. As of June 22, 2006, there were issued and outstanding 69,963,554 units. Except as described below, the units participate pro rata in our income, gains, losses, deductions, credits and distributions.

        Each holder of a unit is entitled to one vote per unit on all matters presented to the limited partners for a vote. The units are entitled to distributions of available cash as described below.

        The transfer agent and registrar for our units is Mellon Investor Services.

Distributions of Available Cash

        General.    Within approximately 50 days after the end of each quarter we will distribute our available cash to unitholders of record on the applicable record date.

        Available Cash.    Available cash is defined in our partnership agreement and generally means, for any quarter, the sum of:

  •
  all our cash receipts during that quarter from all sources, including distributions of cash received from subsidiaries, plus

  •
  any reduction in reserves established in prior quarters,

  •
  less the sum of:

  •
  all our cash disbursements during that quarter, including disbursements for debt service and capital expenditures,

  •
  any reserves established in that quarter in such amounts as the general partner determines to be necessary or appropriate in its reasonable discretion to provide for the proper conduct of our business, and

  •
  any other reserves established in that quarter in such amounts as the general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any of our debt instruments or other obligations.

Cash from Operations and Cash from Interim Capital Transactions

        General.    All cash distributed to unitholders will be characterized as either "cash from operations" or "cash from interim capital transactions." Our partnership agreement requires that we distribute available cash from operations differently than available cash from interim capital transactions.

        Cash From Operations.    Cash from operations generally consists of, on a cumulative basis:

  •
  $20 million, plus

  •
  all our cash receipts during the period since the commencement of our operations through that date, excluding any cash proceeds from any interim capital transactions, less the sum of:

  •
  all our cash operating expenditures during that period including, without limitation, taxes imposed on us,

  •
  all our cash debt service payments during that period other than:

  –
  payments or prepayments of principal and premium required by reason of loan agreements or by lenders in connection with sales or other dispositions of assets all cash distributed other than cash from operations, and

      –
      payments or prepayments of principal and premium made in connection with refinancings or refundings of indebtedness,

    •
    all our cash capital expenditures during that period other than:

    –
    cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity of our assets, taken as a whole, from the throughput or deliverable capacity or terminaling capacity existing immediately before those capital expenditures, and

    –
    cash expenditures made in payment of transaction expenses relating to interim capital transactions,

    •
    an amount equal to the incremental revenues collected pursuant to a rate increase that are subject to possible refund,

    •
    any reserves that the general partner determines in its reasonable discretion to be necessary or appropriate to provide for future cash expenditures or payment of items of the type referred to in the first three bullet points above, and for distributions with respect to any one or more of the next four calendar quarters.

        Cash from Interim Capital Transactions.    Cash from interim capital transactions consists of all cash distributed other than cash from operations. We will ordinarily generate cash from interim capital transactions from:

  •
  borrowings and sales of debt securities other than for working capital purposes and for items purchased on open account in the ordinary course of business;

  •
  sales of our equity securities; and

  •
  sales or other dispositions of our assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

        Characterization of Cash Distributions.    We will treat all available cash distributed as cash from operations until the sum of all available cash distributed since we began operations equals the cash from operations that we generated since we commenced operations through the end of the prior calendar quarter. We will treat any amount distributed in excess of cash from operations, regardless of its source, as cash from interim capital transactions, subject to the limitations described below under the caption "Distributions of Available Cash From Interim Capital Transactions." As reflected above, cash from operations includes $20.0 million. This amount does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that enables us, if we choose, to distribute as cash from operations up to this amount of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and borrowings, that would otherwise be distributed as cash from interim capital transactions. We do not anticipate that we will make any distributions of cash from interim capital transactions.

Distributions of Available Cash from Cash from Operations

        Cash Distribution Policy Under Current Partnership Agreement.    Under our current partnership agreement, we make distributions of available cash from cash from operations with respect to any quarter in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives distributions of $0.275 per unit for that quarter (the "minimum quarterly distribution");

  •
  second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives distributions of $0.325 per unit for that quarter (the "first target distribution");

  •
  third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives distributions of $0.450 per unit for that quarter (the "second target distribution"); and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

        Cash Distribution Policy Under Proposed Partnership Agreement.    If the Amendment Proposal is approved, our general partner's maximum percentage interest in our quarterly distributions will be reduced from 50% to 25%, resulting in elimination of the second target distribution level, and distributions of available cash from cash from operations with respect to any quarter as follows:

  •
  first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives the minimum quarterly distribution;

  •
  second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives the first target distribution;

  •
  thereafter, 75% to all unitholders, pro rata, and 25% to the general partner.

Distributions of Available Cash from Interim Capital Transactions

        Our partnership agreement requires that we make distributions of available cash from interim capital transactions, if any, in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each hypothetical unit that was issued in our initial public offering an amount of available cash from interim capital transactions equal to the initial public offering price of $10.00 (which gives effect to the two-for-one split of our units in 1998);

  •
  thereafter, we will make all distributions of available cash from interim capital transactions as if they were cash from operations.

        Effect of a Distribution of Cash from Interim Capital Transactions.    Our partnership agreement treats a distribution of cash from interim capital transactions as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of cash from interim capital transactions made in respect of a hypothetical unit that was issued in our initial public offering and distributions in connection with our liquidation is referred to as "unrecovered capital." Each time a distribution of cash from interim capital transactions is made, the minimum quarterly distribution and target distribution levels will be reduced in the same proportion as the corresponding reduction in unrecovered capital.

        Once we distribute cash from interim capital transactions on a hypothetical unit issued in our initial public offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our current partnership agreement specifies that we then make all future distributions from cash from operations, with 50% being paid to the holders of units and 50% to the general partner, or 75% of the holders of units and 25% to the general partner if the Amendment Proposal is approved.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of cash from interim capital transactions, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

  •
  the minimum quarterly distribution;

  •
  target distribution levels; and

  •
  unrecovered capital.

        For example, the two-for-one split of our units in 1998 resulted in reductions of the minimum quarterly distribution, the first and second target distribution levels and unrecovered capital by 50% of their initial levels. Our partnership agreement provides that we not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted that causes us to become taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and target distribution levels for each quarter will be reduced by multiplying each distribution level by 1 minus the sum of:

  •
  the maximum marginal federal corporate income tax rate, plus

  •
  any increase that results from such legislation in the effective overall state and local income tax rate applicable to us for the taxable year in which such quarter occurs.

Distributions of Cash Upon Liquidation

        General.    If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        Manner of Adjustments for Gain Under Current Partnership Agreement.    The manner of the adjustment for gain is set forth in the partnership agreement. We will allocate any net gain to our partners in the following manner:

  •
  first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  second, 98% to the unitholders, pro rata, and 2% to the general partner, until the capital account for each unit is equal to the unrecovered capital in respect of such unit;

  •
  third, 85% to all unitholders, pro rata, and 15% to the general partner, until the capital account for each unit is equal to the sum of (A) the unrecovered capital in respect of such unit and (B) (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution for each quarter of our existence less (2) the cumulative amount per unit of any distributions of available cash from operations in excess of the minimum quarterly distribution that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence (the "first target liquidation amount");

  •
  fourth, 75% to all unitholders, pro rata, and 25% to the general partner, until the capital account for each unit is equal to the sum of (A) the first target liquidation amount and (B) (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence less (2) the cumulative amount per unit of any distributions of available cash from operations in excess of the first target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the general partner for each quarter of our existence; and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

        Manner of Adjustments for Gain Under Proposed Partnership Agreement.    If the Amendment Proposal is approved, the highest allocation of any net gain to our general partner will be reduced from 50% to 25%, resulting in allocations of any net gain to our partners in the following manner:

  •
  first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  second, 98% to the unitholders, pro rata, and 2% to the general partner, until the capital account for each unit is equal to the unrecovered capital in respect of such unit;

  •
  third, 85% to all unitholders, pro rata, and 15% to the general partner, until the capital amount for each unit is equal to the sum of (A) the unrecovered capital in respect of such unit and (B) (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution for each quarter of our existence less (2) the cumulative amount per unit of any distributions of available cash from operations in excess of the minimum quarterly distribution that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence; and

  •
  thereafter, 75% to all unitholders, pro rata, and 25% to the general partner.

        Manner of Adjustments for Losses.    We will generally allocate any loss to the general partner and the unitholders in the following manner:

  •
  first, to all partners in proportion to the positive balances in their capital accounts until the capital accounts of all partners have been reduced to zero; and

  •
  thereafter, 100% to the general partner.

        Adjustments to Capital Accounts.    Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation.

Certain Provisions of Our Partnership Agreement

        For a discussion of material provisions of our partnership agreement proposed to be amended pursuant to the preliminary proxy statement we filed with the SEC on June 26, 2006, please read "Our Partnership Agreement and Potential Impact of Proxy Proposals."

        Issuance of Additional Securities.    Our partnership agreement authorizes us to issue an unlimited number of additional units and other partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any unitholders. The holders of units will not have preemptive rights to acquire additional units or other partnership securities. In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, may have special voting rights to which units are not entitled.

        It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our distributions of available cash. In addition, the issuance of units or other equity securities may dilute the value of the interests of the then-existing holders of units in our net assets.

        Status as Limited Partner or Assignee; Power of Attorney.    An assignee of a unit, after executing and delivering a transfer application and certification, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Transferees that do not execute and deliver a transfer application and certification will be treated neither as assignees nor as record holders of units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of units.

        Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for some amendments of, and to make consents and waivers under, our partnership agreement. Amendments to our partnership agreement may be proposed only by our general partner.

        Limited Liability.    Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or Delaware Act, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units plus his share of any undistributed profits and assets. But if it were determined that the right, or exercise of the right, by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other action under our partnership agreement, constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Withdrawal of Our General Partner; Transfer of General Partner Interests.    Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Our partnership agreement also allows the general partner to transfer its interests in us to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of our general partner.

        Limited Call Right.    If at any time less than 15% of our issued and outstanding limited partner interests are held by persons other than our general partner and its affiliates, our general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests that are held by non-affiliated persons on at least 10, but not more than 60, days' notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in our partnership agreement) of the limited partner interests and (2) the highest cash price paid by our general partner or any of its affiliates for any limited partner interest within the 90 days preceding the date our general partner mails notice of its election to purchase the units.

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to TEPPCO Partners, L.P. References to our principal operating partnerships are to TE Products Pipeline Company, Limited Partnership, TCTM, L.P. and TEPPCO Midstream Companies, L.P.

        The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Baker Botts L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) whether "curative" allocations made with respect to property acquired prior to December 21, 1993 will be respected (please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" beginning on page S-52); (2) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales" beginning on page S-54); (3) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees" beginning on page S-57); and (4) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" beginning on page S-54 and "Uniformity of Units" beginning on page S-58).

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        In order to be taxed as partnerships for federal income tax purposes, we and our principal operating partnerships must be classified as partnerships under Treasury regulations issued pursuant to Section 7701 of the Internal Revenue Code and must not be reclassified as corporations pursuant to Section 7704 of the Internal Revenue Code.

        The Treasury regulations under Section 7701 of the Internal Revenue Code that govern the classification of entities such as us and our principal operating subsidiaries as partnerships or corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised regulations, known as "check the box" regulations, entities organized as limited partnerships under the domestic partnership statutes are generally treated as partnerships for federal income tax purposes unless they elect to be treated as corporations. Domestic limited partnerships in existence prior to 1997 and who claimed partnership classification under the Treasury regulations in effect prior to 1997 are classified as partnerships for federal income tax purposes under the "check the box" regulations after 1996 unless they elect to be treated as corporations.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 6% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our classification as a partnership for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Baker Botts L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and our principal operating partnerships will be classified as partnerships for federal income tax purposes.

        In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Baker Botts L.L.P. has relied are:

  (a)
  We and each of our principal operating partnerships that was in existence prior to 1997 have at all times been organized as limited partnerships under domestic law and have each filed all federal tax returns claiming partnership classification for federal tax purposes;

  (b)
  Neither we nor any of our principal operating partnerships has elected or will elect under the "check the box" regulations to be treated as a corporation; and

  (c)
  For each taxable year, more than 90% of our gross income will be income that Baker Botts L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net earnings would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his units, or taxable gain, after the unitholder's tax basis in his units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Baker Botts L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of TEPPCO Partners, L.P. will be treated as partners of TEPPCO Partners, L.P. for federal income tax purposes. Also:

  (a)
  assignees who are awaiting admission as limited partners, and

  (b)
  unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of TEPPCO Partners, L.P. for federal income tax purposes.

        A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales" beginning on page S-54.

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in TEPPCO Partners, L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution.

Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Please read "—Tax Treatment of Operations—Taxable Year and Accounting Method" beginning on page S-55.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under "—Disposition of Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses" beginning on page S-51.

        A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

        Ratio of Taxable Income to Distributions.    We estimate that a purchaser of units in this offering who owns those units from the date of closing of this offering through the record date for distributions for the year ended December 31, 2008, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2008, the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates assume that the Amendment Proposal and the Issuance Proposal have been approved and consummated. These estimates are further based upon the assumption that gross income from operations will approximate the amount required to make quarterly distributions on all units at current levels and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than our estimate, and any differences could be material and could materially affect the value of the units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of units in this offering will be greater, and perhaps substantially greater, with respect to the period described above if:

  •
  gross income from operations exceeds the amount required to maintain current quarterly distribution levels, yet we do not increase our quarterly distributions, or

  •
  we make a future offering of units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

        Basis of Units.    A unitholder's initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Units—Recognition of Gain or Loss" beginning on page S-56.

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net earnings may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  our interest expense attributed to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    The allocation of our items of income, gain, loss and deduction among our partners under our partnership agreement depends upon a number of factors, including the extent of our net income and net losses in prior years. Based upon the results of our prior operations, we currently expect that our items of income, gain, loss and deduction generally will be allocated as follows:

  •
  between our general partner and the unitholders in proportion to the cash distributions they receive from us, if we have a net profit for the taxable year, and

  •
  between our general partner and the unitholders in proportion to their prior allocations of net income, beginning with 1990, our initial taxable year, if we have a net loss for the taxable year. Under this rule, we anticipate that any net loss will be allocated 2% to our general partner and 98% to unitholders for 2006.

        For tax purposes, we generally are required to adjust the "book" basis of all assets held by us and our subsidiary partnerships, referred to below as "Adjusted Property," to their fair market values each time we issue additional units. We will be required to do so in connection with the closing of this offering and in any future offering. We are further required to adjust this book basis for each asset in proportion to tax depreciation or amortization we later claim with respect to the asset. Section 704(c) principles set forth in Treasury regulations require that subsequent allocations of depreciation, gain, loss and similar items with respect to the asset take into account, among other things, the difference between the "book" and tax basis of the asset. In this context, we use the term "book" as that term is used in Treasury regulations relating to partnership allocations for tax purposes. The "book" value of our property for this purpose may not be the same as the book value of our property for financial reporting purposes.

        For example, a substantial portion of our Adjusted Property will be depreciable property with a "book" basis in excess of its tax basis immediately after this offering. Section 704(c) principles generally will require that depreciation with respect to each such property be allocated disproportionately to purchasers of units in this offering and away from our general partner and our other unitholders. To the extent these disproportionate allocations do not produce a result to holders of units similar to that which would be the case if all of our assets had a tax basis "stepped up" to their "book" basis on the date this offering closes, purchasers of units in this offering will be allocated the additional tax deductions needed to produce that result as to any asset with respect to which we elect the "remedial method" of taking into account differences between the "book" and tax bases of the asset (the "book-tax difference").

        In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by unitholders that did not receive the benefit of such deduction. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required under Section 704(c) principles, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

  •
  his relative contributions to us;

  •
  the interests of all the partners in profits and losses;

  •
  the interest of all the partners in cash flow; and

  •
  the rights of all the partners to distributions of capital upon liquidation.

        Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election," "—Uniformity of Units" and "—Disposition of Units—Allocations Between Transferors and Transferees" and immediately below, allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        At the time we acquired our initial assets in 1990, applicable Treasury regulations limited the amount of any item of income, gain, loss or deduction allocated to partners under Section 704(c) principles to minimize or eliminate book-tax differences for a taxable period to the amounts of such items actually recognized by the partnership during the taxable period (the "ceiling limitation"). Under Treasury regulations that authorized remedial allocations to eliminate book-tax differences, the ceiling limitation does not apply to assets received by the partnership or to restatements of the "book" basis of assets after December 21, 1993. However, the ceiling rule continues to apply to certain allocations with respect to a portion of our initial assets. To the extent the ceiling rule applies, our partnership agreement authorizes us to allocate certain items of income and deduction in a manner intended to eliminate (or "cure") the impact of the ceiling limitation. Baker Botts L.L.P. is unable to opine as to the validity of these "curative" allocations because they are not expressly authorized by Treasury regulations and because they are not reflected in the capital accounts of our unitholders and therefore do not have substantial economic effect. We believe the amount of these curative allocations is immaterial.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those units would be fully taxable; and all of these distributions would appear to be ordinary income.

        Baker Botts L.L.P. has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Units—Recognition of Gain or Loss" beginning on page S-56.

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    In general, the highest United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.

        Section 754 Election.    We and our operating subsidiaries have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        The timing of deductions attributable to Section 743(b) adjustments to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c)-type gain or loss with respect to an asset (including "curative" allocations that we make as to assets acquired, or whose book basis was adjusted, prior to December 21, 1993) and certain elections we make as to the manner in which we will apply Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read "—Allocation of Income, Gain, Loss and Deduction" beginning on page S-52. The timing of these deductions may affect the uniformity of our units. Please read "—Uniformity of Units" beginning on page S-58.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Taxable Year and Accounting Method.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year different from our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Units—Allocations Between Transferors and Transferees" beginning on page S-57.

        Initial Tax Basis, Depreciation and Amortization.    The tax basis of our assets is used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner and the holders of units immediately prior to this offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" beginning on page S-52.

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Part or all of the goodwill, going concern value and other intangible assets held by us at the closing of this offering may not produce any amortization deductions, either because of the application of the "anti-churning" restrictions of Section 197 or because our general partner determines not to adopt the remedial method of allocation with respect to any difference between the tax basis and the fair market value of such property immediately prior to this offering. Please read "—Uniformity of Units" beginning on page S-58. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income,

Gain, Loss and Deduction" beginning on page S-52 and "—Disposition of Units—Recognition of Gain or Loss" beginning on page S-56.

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder's tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder's tax basis in that unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Transfer Notification Requirements.    A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A unitholder who acquires units generally is required to notify us in writing of that acquisition within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. Please read "—Tax Treatment of Operations—Taxable Year and Accounting Method" beginning on page S-55. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have a negative impact on the value of the units. The timing of deductions attributable to Section 743(b) adjustments to the common basis of our assets with respect to persons purchasing units after this offering may affect the uniformity of our units. Please read "—Tax Consequences of Unit Ownership—Section 754 election" beginning on page S-54. For example,

  •
  we have not elected the remedial allocation method under Section 704(c) principles with respect to our goodwill on certain prior occasions upon which we adjusted the "book" basis of our assets to their fair market values (please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" beginning on page S-52);

  •
  the remedial allocation method under Section 704(c) principles is not fully applicable to assets we acquired prior to December 21, 1993 and as to which we are making "curative" allocations (please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" beginning on page S-52); and

  •
  it is possible that we own, or will acquire, certain assets that are not subject to the typical rules governing depreciation (under Section 168 of the Internal Revenue Code) or amortization (under Section 197 of the Internal Revenue Code) of assets.

        Any or all of these factors could cause the timing of a purchaser's deductions to differ, depending on when the unit he purchased was originally issued.

        Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Our counsel, Baker Botts L.L.P., is unable to opine as to validity of such filing positions. A unitholder's basis in units is reduced by his or her share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in his or her units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss" beginning on page S-56. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Nonresident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net earnings or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker Botts L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names Texas Eastern Products Pipeline Company, LLC, as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (a)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (b)
  whether the beneficial owner is:

  1.
  a person that is not a United States person;

  2.
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  3.
  a tax-exempt entity;

  (c)
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  (d)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy-related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

    (1)
    for which there is, or was, "substantial authority;" or

    (2)
    as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        More stringent rules apply to "tax shelters," as that term is defined for purposes of the penalty provisions, but we believe we are not a tax shelter under that definition. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures" above.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

  •
  in the case of a listed transaction, an extended statute of limitations. We do not expect to engage in any "reportable transactions."

        Registration as a Tax Shelter.    We registered as a "tax shelter" under the law in effect at the time of our initial public offering and were assigned tax shelter registration number 90036000017. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The term "tax shelter" has a different meaning for this purpose than under the penalty rules described above at "—Accuracy-related Penalties."

        The American Jobs Creation Act of 2004 repealed the tax shelter registration rules and replaced them with the reporting regime described above at "—Reportable Transactions." However, IRS Form 8271 nevertheless appears to require a unitholder to report our tax shelter registration number on the unitholder's tax return for any year in which the unitholder holds our units. The IRS also appears to take the position that a unitholder who sells or transfers our units must provide our tax shelter registration number to the transferee. Unitholders are urged to consult their tax advisors regarding the application of the tax shelter registration rules.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in Alabama, Arkansas, Colorado, Illinois, Indiana, Kansas, Kentucky, Louisiana, Mississippi, Missouri, Montana, Nebraska, New Mexico, New York, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Dakota, Texas, Utah, West Virginia and Wyoming. Each of these states, other than South Dakota, Texas and Wyoming currently imposes a personal income tax and many impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections" beginning on page S-52. Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

        An investment in our units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) or ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income (please read "Material Tax Consequences—Tax-Exempt Organizations and Other Investors") by the plan and, if so, the potential after-tax investment return.

        In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our units is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our units should consider whether the entity's purchase or ownership of such units would or could result in the occurrence of such a prohibited transaction.

        In addition to considering whether the purchase of units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  •
  the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.

        Plan fiduciaries contemplating a purchase of units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

        Citigroup Global Markets Inc. and Lehman Brothers Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of units set forth opposite the underwriter's name.

Underwriter	Number of units
Citigroup Global Markets Inc.	1,150,000
Lehman Brothers Inc.	1,150,000
UBS Securities LLC	550,000
A.G. Edwards & Sons, Inc.	475,000
Wachovia Capital Markets, LLC	475,000
Raymond James & Associates, Inc.	300,000
RBC Capital Markets Corporation	300,000
Sanders Morris Harris Inc.	300,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	300,000

Total	5,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the units (other than those covered by the underwriters' option to purchase additional units described below) if they purchase any of the units.

        The underwriters propose to offer some of the units directly to the public at the public offering price set forth on the cover page of this prospectus and some of the units to dealers at the public offering price less a concession not to exceed $0.10 per unit. If all of the units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 750,000 additional units at the public offering price less the underwriting discount. The underwriters may exercise the option if the underwriters sell more than 5,000,000 units in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional units approximately proportionate to that underwriter's initial purchase commitment.

        We, our general partner and our general partner's directors and certain officers have agreed that, for a period of 60 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, including the filing (or participation in the filing) of a registration statement (other than for units to be issued under any employee benefit plan or distribution reinvestment plan) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any units or any securities convertible into or exchangeable for our units, or publicly announce the intention to effect any such transaction, other than units issuable pursuant to the Issuance Proposal, units disposed of as bona fide gifts and transfers to any trust for the benefit of each person or their immediate family. The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

        The units are traded on the New York Stock Exchange under the symbol "TPP."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional units.

	No Exercise	Full Exercise
Per Unit	$1.42	$1.42
Total	$7,100,000	$8,165,000

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of units in excess of the number of units to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of units made in an amount up to the number of units represented by the underwriters' option to purchase additional units. In determining the source of units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the underwriters' option to purchase additional units. Transactions to close out the covered syndicate short involve either purchases of the units in the open market after the distribution has been completed or the exercise of the underwriters' option to purchase additional units. The underwriters may also make "naked" short sales of units in excess of the underwriters' option to purchase additional units. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of units in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when either representative repurchases units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the units. They may also cause the price of the units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. Prior to purchasing the units being offered pursuant to this prospectus supplement, between June 26, 2006 and June 28, 2006, one of the underwriters purchased, on behalf of the underwriting syndicate, 160,000 units at an average price of $35.6703 per unit in stabilizing transactions.

        We estimate that the total expenses of this offering, excluding underwriters' discounts and commissions, will be $500,000.

        Because the National Association of Securities Dealers, Inc. (NASD) views the units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange. The underwriters have informed us that they will not confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the customer.

        Affiliates of each of UBS Securities LLC and Wachovia Capital Markets, LLC are lenders under our revolving credit facility that will be repaid with the proceeds of this offering. Because more than 10% of the net proceeds of this offering, not including underwriting compensation, will be paid to affiliates of members of the NASD who are participating in this offering, this offering is being conducted in compliance with Conduct Rule 2710(h)(1) of the NASD. Because a bona fide independent market exists for our units, the NASD does not require that we use a qualified independent underwriter for this offering.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Our Audit and Conflicts Committee has engaged UBS Securities LLC to provide advisory services in connection with our Audit and Conflicts Committee's review of the Issuance Proposal described under "Our Partnership Agreement and Potential Impact of Proxy Proposals" and we have paid UBS Securities LLC compensation for such services and may pay UBS Securities LLC additional compensation for such services.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of units to underwriters for sale to their online brokerage account holders. The representatives will allocate units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, units may be sold by the underwriters to securities dealers who resell units to online brokerage account holders.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        The validity of the units being offered and certain federal income tax matters relating to the units will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Andrews Kurth LLP, Houston, Texas will pass on certain legal matters on behalf of the underwriters. Andrews Kurth LLP provides legal services to EPCO and certain of its affiliates, including DFI and Enterprise Products Partners and its general partner, and has in the past provided certain legal services to us and our general partner. Baker Botts L.L.P. has in the past provided legal services to underwriters in connection with the offering for sale of units of Enterprise Products Partners.

EXPERTS

        The consolidated financial statements of TEPPCO Partners as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 (included in TEPPCO Partners' Current Report on Form 8-K filed June 16, 2006), and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 (included in TEPPCO Partners' Annual Report on Form 10-K for the year ended December 31, 2005) have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        As discussed in Note 20 to the consolidated financial statements, TEPPCO Partners, L.P., has restated its consolidated balance sheet as of December 31, 2004 and the related consolidated statements of income, partners' capital and comprehensive income and cash flows for the years ended December 31, 2004 and 2003.

        On April 6, 2006, our Audit and Conflicts Committee dismissed KPMG LLP as our independent registered public accounting firm and engaged Deloitte & Touche LLP as the new independent registered public accounting firm for the Partnership. The change in independent registered public accounting firms is not the result of any disagreement with KPMG LLP.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are available at the SEC's web site at www.sec.gov and at our web site at www.teppco.com. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings at no cost by contacting our Investor Relations Department at (713) 381-3954 or write to us at 1100 Louisiana Street, Suite 1800, Houston, Texas 77002, Attention: Investor Relations. Our filings are also available on our website at www.teppco.com.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus the information we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or

Item 7.01 on any Current Report on Form 8-K) are incorporated by reference in this prospectus until the termination of this offering:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed March 1, 2006 (certain financial information therein was recast in a Current Report on Form 8-K filed on June 16, 2006 to reflect a disposition as discontinued operations);

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed May 3, 2006;

  •
  our Preliminary Proxy Statement on Schedule 14A filed June 26, 2006;

  •
  our Current Reports on Form 8-K filed on January 6, 2006, January 10, 2006, January 19, 2006, January 27, 2006, February 8, 2006, February 16, 2006, February 17, 2006, March 6, 2006, March 13, 2006, April 3, 2006, April 11, 2006 (two reports) and June 16, 2006; and

  •
  the description of our limited partnership units contained in the Registration Statement on Form 8-A (Registration No. 1-10403), initially filed December 6, 1989, and any subsequent amendment thereto filed for the purpose of updating such description.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the related prospectus and some of the documents we have incorporated herein and therein by reference contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts are forward-looking statements. The words "proposed", "anticipate", "potential", "may", "will", "could", "should", "expect", "estimate", "believe", "intend", "plan", "seek" and similar expressions are intended to identify forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements included herein that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as future distributions, estimated future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. While we believe our expectations reflected in these forward-looking statements are reasonable, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including general economic, market or business conditions, the opportunities (or lack thereof) that may be presented to and pursued by us, competitive actions by other pipeline companies, changes in laws or regulations and other factors, many of which are beyond our control. For example, the demand for refined products is dependent upon the price, prevailing economic conditions and demographic changes in the markets served, trucking and railroad freight, agricultural usage and military usage; the demand for propane is sensitive to the weather and prevailing economic conditions; the demand for petrochemicals is dependent upon prices for products produced from petrochemicals; the demand for crude oil and petroleum products is dependent upon the price of crude oil and the products produced from the refining of crude oil; and the demand for natural gas is dependent upon the price of natural gas and the locations in which natural gas is drilled. We are also subject to regulatory factors such as the amounts we are allowed to charge our customers for the services we provide on our regulated pipeline systems. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and we cannot assure you that actual results or developments that we anticipate will be realized or, even if substantially realized, will have the expected consequences to or effect on us or our business or operations. Also note that we provide a cautionary discussion of risks and uncertainties under the captions "Risk Factors," in this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2005 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Current Report on Form 8-K filed June 16, 2006 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

        The forward-looking statements contained herein speak only as of the date hereof. Except as required by the federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein, in our Annual Report on Form 10-K, in our Current Report on Form 8-K filed June 16, 2006, in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, and in our future periodic reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein may not occur.

PROSPECTUS

TEPPCO Partners, L.P.

Limited Partnership Units
Debt Securities

Guarantees of Debt Securities of TEPPCO Partners, L.P. by:
TE Products Pipeline Company, Limited Partnership
TCTM, L.P.
TEPPCO Midstream Companies, L.P.
Jonah Gas Gathering Company
Val Verde Gas Gathering Company, L.P.

        We, TEPPCO Partners, L.P., may from time to time offer and sell limited partnership units and debt securities that may be fully and unconditionally guaranteed by our subsidiaries, TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P., Jonah Gas Gathering Company and Val Verde Gas Gathering Company, L.P. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

        The New York Stock Exchange has listed our limited partnership units under the symbol "TPP."

        Our address is 1100 Louisiana, Suite 1300, Houston, Texas 77002, and our telephone number is 1-800-877-3636.

        You should carefully consider the risk factors beginning on Page 4 of this prospectus before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2003

About this Prospectus
About TEPPCO Partners
The Subsidiary Guarantors
Risk Factors
Risks Relating to our Business
Risks Relating to our Partnership Structure
Tax Risks to Unitholders
Where You Can Find More Information
Forward-looking Statements and Associated Risks
TEPPCO Partners
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of Debt Securities
General
Covenants
Events of Default, Remedies and Notice
Amendments and Waivers
Defeasance
No Personal Liability of General Partner
Subordination
The Trustee
Governing Law
Book Entry, Delivery and Form
Cash Distributions
General
Quarterly Distributions of Available Cash
Adjustment of the Target Distributions
Distributions of Cash Upon Liquidation
Defined Terms
Tax Considerations
Partnership Status
Partner Status
Tax Consequences of Limited Partnership Unit Ownership
Treatment of Operations
Disposition of Limited Partnership Units
Uniformity of Limited Partnership Units
Tax-exempt Entities, Regulated Investment Companies and Foreign Investors
Administrative Matters
State, Local and Other Tax Considerations
Investment in Limited Partnership Units by Employee Benefit Plans
Plan of Distribution
Legal
Experts

        You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to $2,000,000,000 in principal amount of the limited partnership units or debt securities, or a combination of both described in this prospectus in one or more offerings. This prospectus generally describes us and the limited partnership units and debt securities. Each time we sell limited partnership units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of November 3, 2003. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading "Where You Can Find More Information."

ABOUT TEPPCO PARTNERS

        We are one of the largest publicly traded limited partnerships engaged in the transportation of refined products, liquefied petroleum gases and petrochemicals, the transportation and marketing of crude oil and natural gas liquids and the gathering of natural gas. Texas Eastern Products Pipeline Company, LLC (formerly Texas Eastern Products Pipeline Company and referred to in this prospectus as TEPPCO LLC) serves as our general partner and is an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, which is owned 70% by Duke Energy Corporation and 30% by ConocoPhillips. Please see the organization chart on page 11 for a more detailed description of our organizational structure.

        As used in this prospectus, "we," "us," "our" and "TEPPCO Partners" mean TEPPCO Partners, L.P. and, where the context requires, include our subsidiary operating partnerships.

THE SUBSIDIARY GUARANTORS

        TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P., Jonah Gas Gathering Company and Val Verde Gas Gathering Company, L.P. are our only "significant subsidiaries" as defined by the rules and regulations of the SEC, as of the date of this prospectus. The general partner of TE Products, TCTM and TEPPCO Midstream is TEPPCO GP, Inc., which is wholly owned by us. TEPPCO GP owns a 0.001% general partner interest in each of TE Products, TCTM and TEPPCO Midstream. We own a 99.999% limited partner interest in each of TE Products, TCTM and TEPPCO Midstream. Jonah is a Wyoming general partnership. TEPPCO Midstream owns a 99.999% general partner interest in Jonah and TEPPCO GP owns a 0.001% general partner interest and serves as its managing general partner. TEPPCO NGL Pipelines, LLC owns a 0.001% general partner interest in Val Verde, and TEPPCO Midstream owns a 99.999% limited partner interest in Val Verde. We sometimes refer to TE Products, TCTM, TEPPCO Midstream, Jonah and Val Verde in this prospectus as the "Subsidiary Guarantors." The Subsidiary Guarantors may jointly and severally and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus, as set forth in a related prospectus supplement.

RISK FACTORS

        Before you invest in our securities, you should be aware that there are risks associated with such an investment. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document before purchasing our securities.

        If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that event, we may be unable to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, the trading price of our limited partnership units could decline or you may lose all of your investment.

Risks Relating to Our Business

Potential future acquisitions and expansions, if any, may affect our business by substantially increasing the level of our indebtedness and contingent liabilities and increasing our risks of being unable to effectively integrate these new operations.

        From time to time, we evaluate and acquire assets and businesses that we believe complement our existing assets and businesses. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

        Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas and the diversion of management's attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse under applicable indemnification provisions.

Expanding our natural gas gathering business by constructing new pipelines and compression facilities subjects us to construction risks and risks that natural gas supplies will not be available upon completion of the new pipelines.

        We may expand the capacity of our existing natural gas gathering system through the construction of additional facilities. The construction of gathering facilities requires the expenditure of significant amounts of capital, which may exceed our estimates. Generally, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our financial position or results of operations.

Our interstate tariff rates are subject to review and possible adjustment by federal regulators, which could have a material adverse effect on our financial condition and results of operations.

        The Federal Energy Regulatory Commission, or the FERC, pursuant to the Interstate Commerce Act, regulates the tariff rates for our interstate common carrier pipeline operations. To be lawful under that Act, interstate tariff rates must be just and reasonable and not unduly discriminatory. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected under rates ultimately found unlawful. The FERC may also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured.

        The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products. These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs. Changes in the FERC's approved methodology for approving rates could adversely affect us. Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow. Additional challenges to our tariff rates could be filed with the FERC.

        While the FERC does not directly regulate our natural gas gathering operations, federal regulation, directly or indirectly, influences the parties that gather natural gas on our gas gathering systems. Our intrastate natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938. Nonetheless, FERC regulation still significantly affects our natural gas gathering business. In recent years, the FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. However, if the FERC does not continue this approach as it considers proposals by natural gas pipelines to allow negotiated rates that are not limited by rate ceilings, pipeline rate case proposals and revisions to rules and policies that may affect our shippers' rights of access to interstate natural gas transportation capacity, it could have an adverse effect on the rates we are able to charge in the future.

Our partnership status may be a disadvantage to us in calculating our cost of service for rate-making purposes.

        In a 1995 decision involving an unrelated oil pipeline limited partnership, the FERC partially disallowed the inclusion of income taxes in that partnership's cost of service. In another FERC proceeding involving a different oil pipeline limited partnership, the FERC held that the oil pipeline limited partnership may not claim an income tax allowance for income attributable to non-corporate limited partners, both individuals and other entities. Because corporations are taxpaying entities, income taxes are generally allowed to be included as a corporate cost-of-service. While we currently do not use the cost-of-service methodology to support our rates, these decisions might adversely affect us should we elect in the future to use the cost-of-service methodology or should we be required to use that methodology to defend our rates if challenged by our customers. This could put us at a competitive disadvantage.

Competition could adversely affect our operating results.

        Our refined products and liquefied petroleum gases, or LPGs, transportation business competes with other pipelines in the areas where we deliver products. We also compete with trucks, barges and railroads in some of the areas we serve. Competitive pressures may adversely affect our tariff rates or volumes shipped. The crude oil gathering and marketing business is characterized by thin margins and intense competition for supplies of crude oil at the wellhead. A decline in domestic crude oil production has intensified competition among gatherers and marketers. Our crude oil transportation business competes with common carriers and proprietary pipelines owned and operated by major oil companies, large independent pipeline companies and other companies in the areas where our pipeline systems deliver crude oil and natural gas liquids.

        New supplies of natural gas are necessary to offset natural declines in production from wells connected to our gathering system and to increase throughput volume, and we encounter competition in obtaining contracts to gather natural gas supplies. Competition in natural gas gathering is based in large part on reputation, efficiency, reliability, gathering system capacity and price arrangements. Our key competitors in the gas gathering segment include independent gas gatherers and major integrated energy companies. Alternate gathering facilities are available to producers we serve, and those producers may also elect to construct proprietary gas gathering systems. If the production delivered to our gathering system declines, our revenues from such operations will decline.

Our business requires extensive credit risk management that may not be adequate to protect against customer nonpayment.

        Risks of nonpayment and nonperformance by customers are a major consideration in our businesses. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk.

Our crude oil marketing business involves risks relating to product prices.

        Our crude oil operations subject us to pricing risks as we buy and sell crude oil for delivery on our crude oil pipelines. These pricing and basis risks cannot be completely hedged or eliminated. These are the risks that price relationships between delivery points, classes of products or delivery periods will change from time to time.

Reduced demand could affect shipments on the pipelines.

        Our products pipeline business depends in large part on the demand for refined petroleum products in the markets served by our pipelines. Reductions in that demand adversely affect our pipeline business. Market demand varies based upon the different end uses of the refined products we ship. Demand for gasoline, which has in recent years accounted for approximately one-half of our refined products transportation revenues, depends upon price, prevailing economic conditions and demographic changes in the markets we serve. Weather conditions, government policy and crop prices affect the demand for refined products used in agricultural operations. Demand for jet fuel, which has in recent years accounted for almost one-quarter of our refined products revenues, depends on prevailing economic conditions and military usage. Propane deliveries are generally sensitive to the weather and meaningful year-to-year variances have occurred and will likely continue to occur.

Our gathering system profits and cash flow depend on the volumes of natural gas produced from the fields served by our gathering systems and are subject to factors beyond our control.

        Regional production levels drive the volume of natural gas gathered on our system. We cannot influence or control the operation or development of the gas fields we serve. Production levels may be affected by:

  •
  the absolute price of, volatility in the price of, and market demand for natural gas;

  •
  changes in laws and regulations, particularly with regard to taxes, denial of reduced well density spacing, safety and protection of the environment;

  •
  the depletion rates of existing wells;

  •
  adverse weather and other natural phenomena;

  •
  the availability of drilling and service rigs; and

  •
  industry changes, including the effect of consolidations or divestitures.

        Any declines in the volumes of natural gas delivered for gathering on our system will adversely affect our revenues and could, if sustained or pronounced, materially adversely affect our financial position or results of operation.

Our operations are subject to governmental laws and regulations relating to the protection of the environment which may expose us to significant costs and liabilities.

        The risk of substantial environmental costs and liabilities is inherent in pipeline and terminaling operations and we may incur substantial environmental costs and liabilities. Our operations are subject to federal, state and local laws and regulations relating to protection of the environment. We currently own or lease, and have owned or leased, many properties that have been used for many years to terminal or store crude oil, petroleum products or other chemicals. Owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites we operate are located near current or former refining and terminaling operations. There is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities.

        Many of our operations and activities are subject to significant federal and state environmental laws and regulations. These include, for example, the Federal Clean Air Act and analogous state laws, which impose obligations related to air emissions and the Federal Water Pollution Control Act, commonly referred to as the Clean Water Act, and analogous state laws, which regulate discharge of wastewaters from our facilities to state and federal waters. In addition, our operations are also subject to the federal Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or the Superfund law, the Resource Conservation and Recovery Act, also known as RCRA, and analogous state laws in connection with the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities including the U.S. Environmental Protection Agency have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault under CERCLA, RCRA, and analogous state laws for the remediation of contaminated areas. Private parties, including the owners of properties through which our pipeline systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of the products we gather or transport, air emissions related to our operations, historical industry operations, waste disposal practices and the prior use of flow meters containing mercury, some of which may be material. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary, some of which may be material. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage in the event an environmental claim is made against us. Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

Terrorist attacks aimed at our facilities could adversely affect our business.

        On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11 attacks, the United States government has issued warnings that energy assets, specifically our nation's pipeline infrastructure, may be the future target of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.

Our business involves many hazards and operational risks, some of which may not be covered by insurance.

        Our operations are subject to the many hazards inherent in the transportation of refined petroleum products, liquefied petroleum gases and petrochemicals, the transportation of crude oil and the gathering, compressing, treating and processing of natural gas and natural gas liquids and in the storage of residue gas, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business. Most significantly, we are not insured against the loss of revenues caused by interruption of business in the event of a loss of, or damage to, our facilities. If a significant accident or event occurs that is not fully insured, it could adversely affect our financial position or results of operations.

Risks Relating to Our Partnership Structure

We are a holding company and depend entirely on our operating subsidiaries' distributions to service our debt obligations.

        We are a holding company with no material operations. If we cannot receive cash distributions from our operating subsidiaries, we will not be able to meet our debt service obligations. Our operating subsidiaries may from time to time incur additional indebtedness under agreements that contain restrictions which could further limit each operating subsidiary's ability to make distributions to us.

        The debt securities issued by us and the guarantees issued by our subsidiary guarantors will be structurally subordinated to the claims of the creditors of our operating subsidiaries who are not guarantors of the debt securities. Holders of the debt securities will not be creditors of our operating partnerships that have not guaranteed the debt securities. The claims to the assets of non-guarantor operating subsidiaries derive from our own partnership interests in those operating subsidiaries. Claims of our non-guarantor operating subsidiaries' creditors will generally have priority as to the assets of those operating subsidiaries over our own partnership interest claims and will therefore have priority over the holders of our debt, including the debt securities. Our non-guarantor operating subsidiaries' creditors may include:

  •
  general creditors,

  •
  trade creditors,

  •
  secured creditors,

  •
  taxing authorities, and

  •
  creditors holding guarantees.

        While our non-guarantor operating subsidiaries currently have no indebtedness for borrowed money, such subsidiaries are not restricted from incurring indebtedness and may do so in the future. Any debt securities offered pursuant to this prospectus and the applicable prospectus supplement will be structurally subordinated to any such indebtedness.

We may issue additional limited partnership interests, diluting existing interests of unitholders.

        Our partnership agreement allows us to issue additional limited partnership units and other equity securities without unitholder approval. These additional securities may be issued to raise cash or acquire additional assets or for other partnership purposes. There is no limit on the total number of limited partnership units and other equity securities we may issue. When we issue additional limited partnership units or other equity securities, the proportionate partnership interest of our existing unitholders will decrease. The issuance could negatively affect the amount of cash distributed to unitholders and the market price of limited partnership units. Issuance of additional limited partnership units will also diminish the relative voting strength of the previously outstanding limited partnership units.

Our general partner and its affiliates may have conflicts with our partnership.

        The directors and officers of our general partner and its affiliates have duties to manage the general partner in a manner that is beneficial to its member. At the same time, the general partner has duties to manage us in a manner that is beneficial to us. Therefore, the general partner's duties to us may conflict with the duties of its officers and directors to its member.

        Such conflicts may include, among others, the following:

  •
  decisions of our general partner regarding the amount and timing of cash expenditures, borrowings and issuances of additional limited partnership units or other securities can affect the amount of incentive compensation payments we make to our general partner;

  •
  under our partnership agreement we reimburse the general partner for the costs of managing and operating us; and

  •
  under our partnership agreement, it is not a breach of our general partner's fiduciary duties for affiliates of our general partner to engage in activities that compete with us.

        We may acquire additional businesses or properties directly or indirectly for the issuance of additional limited partnership units. At our current level of cash distributions, our general partner receives as incentive distributions approximately 50% of any incremental increase in our distributions. As a result, acquisitions funded though the issuance of limited partnership units have in the past and may in the future benefit our general partner more than our unitholders.

Unitholders have limited voting rights and control of management.

        Our general partner manages and controls our activities and the activities of our operating partnerships. Unitholders have no right to elect the general partner or the directors of the general partner on an annual or other ongoing basis. However, if the general partner resigns or is removed, its successor may be elected by holders of a majority of the limited partnership units. Unitholders may remove the general partner only by a vote of the holders of at least 66 2/3% of the limited partnership units and only after receiving state regulatory approvals required for the transfer of control of a public utility. As a result, unitholders will have limited influence on matters affecting our operations, and third parties may find it difficult to gain control of us or influence our actions.

Our partnership agreement limits the liability of our general partner.

        Our general partner owes duties of loyalty and care to the unitholders. Provisions of our partnership agreement and the partnership agreements for each of the operating partnerships, however, contain language limiting the liability of the general partner to the unitholders for actions or omissions taken in good faith. In addition, the partnership agreements grant broad rights of indemnification to the general partner and its directors, officers, employees and affiliates for acts taken in good faith in a manner believed to be in or not opposed to our best interests.

Tax Risks to Unitholders

        You should read "Tax Considerations," beginning on page 35, for a more complete discussion of the following federal income tax risks related to owning and disposing of limited partnership units.

The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to you.

        The anticipated benefit of an investment in our limited partnership units depends largely on our being treated as a partnership for U.S. federal income tax purposes.

        If we were classified as a corporation for U.S. federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would pay state income taxes at varying rates. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the after-tax return to the unitholders, likely causing a substantial reduction in the value of the limited partnership units. Current law may change so as to cause us to be taxed as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.

A successful IRS contest of the federal income tax positions we take may adversely impact the market for limited partnership units.

        We have not requested a ruling from the Internal Revenue Service, or IRS, with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain our counsel's conclusions or the positions we take. A court may not concur with our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for limited partnership units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne by us and directly or indirectly by the unitholders and the general partner.

You may be required to pay taxes even if you do not receive any cash distributions.

        You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Tax gain or loss on disposition of limited partnership units could be different than expected.

        If you sell your limited partnership units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those limited partnership units. Prior distributions in excess of the total net taxable income you were allocated for a limited partnership unit, which decreased your tax basis in that limited partnership unit, will, in effect, become taxable income to you if the limited partnership unit is sold at a price greater than your tax basis in that limited partnership unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of limited partnership units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your limited partnership units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

If you are a tax-exempt entity, regulated investment company or mutual fund or you are not an individual residing in the United States, you may have adverse tax consequences from owning limited partnership units.

        Investment in limited partnership units by tax-exempt entities, regulated investment companies (or mutual funds) and foreign persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company or mutual fund. Distributions to foreign persons will be reduced by withholding taxes at the highest effective rate applicable to individuals and foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

We have registered as a tax shelter. This may increase the risk of an IRS audit of us or a unitholder.

        We have registered with the IRS as a "tax shelter." The IRS requires that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return.

We will treat each purchaser of limited partnership units after the initial sale of any limited partnership units pursuant to this prospectus as having the same tax benefits without regard to the limited partnership units purchased. The IRS may challenge this treatment, which could adversely affect the value of our limited partnership units.

        Because we cannot match transferors and transferees of limited partnership units, we will adopt depreciation and amortization positions that do not conform with all aspects of final Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of limited partnership units and could have a negative impact on the value of the limited partnership units or result in audit adjustments to your tax returns. Please read "Tax Considerations—Uniformity of Limited Partnership Units" for a further discussion of the effect of the depreciation and amortization positions we adopt.

You will likely be subject to state and local taxes in states where you do not live as a result of an investment in our limited partnership units.

        In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business. Please read "Tax Considerations—State, Local and Other Tax Considerations" for a discussion of the jurisdictions in which we do business or own property and the jurisdictions in which you will likely be required to file tax returns. Further, you may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the limited partnership units.

WHERE YOU CAN FIND MORE INFORMATION

        TEPPCO Partners, L.P. and TE Products Pipeline Company, Limited Partnership file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows TEPPCO Partners and TE Products to "incorporate by reference" the information they have filed with the SEC. This means that TEPPCO Partners and TE Products can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that TEPPCO Partners and TE Products file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until the termination of this offering.

TEPPCO Partners, L.P. (File No. 1-10403)

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed March 21, 2003.

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  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed May 1, 2003.

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  Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 filed July 30, 2003.

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  Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 filed October 29, 2003.

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  Current Report on Form 8-K/A filed October 8, 2002.

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  Current Report on Form 8-K filed January 21, 2003.

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  Current Report on Form 8-K filed January 30, 2003.

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  Current Report on Form 8-K filed February 6, 2003 (other than any information furnished pursuant to Item 9 thereof).

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  Current Report on Form 8-K filed March 4, 2003 (other than any information furnished pursuant to Item 9 thereof).

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  Current Report on Form 8-K filed April 8, 2003.

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  Current Report on Form 8-K filed April 30, 2003 (other than any information furnished pursuant to Item 9 thereof).

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  Current Report on Form 8-K filed June 13, 2003 (other than any information furnished pursuant to Item 9 thereof).

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  Current Report on Form 8-K filed July 15, 2003.

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  Current Report on Form 8-K filed July 30, 2003.

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  Current Report on Form 8-K filed August 8, 2003.

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  Current Report on Form 8-K filed September 16, 2003 (other than any information furnished pursuant to Item 9 thereof).

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  Current Report on Form 8-K filed October 28, 2003.

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  Current Report on Form 8-K filed November 3, 2003 (other than any information furnished pursuant to Item 9 thereof).

  •
  The description of the limited partnership units contained in the Registration Statement on Form 8-A (Registration No. 001 10403), initially filed December 6, 1989, and any subsequent amendment thereto filed for the purpose of updating such description.

TE Products Pipeline Company, Limited Partnership (File No. 1-13603)

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed March 27, 2003, as amended by the Annual Report on Form 10-K/A filed April 1, 2003.

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed May 5, 2003.

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed August 1, 2003.

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed October 30, 2003.

  •
  Current Report on Form 8-K filed January 30, 2003.

  •
  Current Report on Form 8-K filed July 15, 2003.

        You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

  Investor Relations Department
  TEPPCO Partners, L.P.
  TE Products Pipeline Company, Limited Partnership
  2929 Allen Parkway
  P.O. Box 2521
  Houston, Texas 77252-2521
  (713) 759-3636

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

        This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect," "estimate" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

  •
  the amount and nature of future capital expenditures,

  •
  business strategy and measures to carry out strategy,

  •
  competitive strengths,

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  goals and plans,

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  expansion and growth of our business and operations,

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  references to intentions as to future matters and

  •
  other similar matters.

        A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors set forth under the caption "Risk Factors" and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

TEPPCO PARTNERS

        We are a publicly traded Delaware limited partnership engaged in the transportation of refined products, liquefied petroleum gases and petrochemicals, the transportation and marketing of crude oil and natural gas liquids and the gathering of natural gas. The following chart shows our organization and ownership structure as of the date of this prospectus before giving effect to this offering. Except in the following chart, the ownership percentages referred to in this prospectus reflect the approximate effective ownership interest in us and our subsidiary companies on a combined basis. Please read "The Subsidiary Guarantors" on page 3 for a more detailed description of our ownership of the Subsidiary Guarantors.

USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities to pay all or a portion of indebtedness outstanding at the time and to acquire properties as suitable opportunities arise.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Twelve Months Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
Ratio of Earnings to Fixed Charges	2.72x	3.06x	2.10x	2.79x	2.70x	2.61x	2.18x

        For purposes of calculating the ratio of earnings to fixed charges:

  •
  "fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

  •
  "earnings" represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

DESCRIPTION OF DEBT SECURITIES

        We will issue our debt securities under an Indenture dated February 20, 2002, as supplemented, among us, as issuer, First Union National Bank, as trustee, and the Subsidiary Guarantors. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We, the trustee and the Subsidiary Guarantors may enter into additional supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions.

        This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the Indenture and the form of Subordinated Indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "Indenture" refer to the particular Indenture under which we issue a series of debt securities.

General

The debt securities

        Any series of debt securities that we issue:

  •
  will be our general obligations;

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  will be general obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors; and

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  may be subordinated to our senior indebtedness and that of the Subsidiary Guarantors.

        The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

        We will prepare a prospectus supplement and either an indenture supplement or a resolution of our Board of Directors and accompanying officers' certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

  •
  the form and title of the debt securities;

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  the total principal amount of the debt securities;

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  the date or dates on which the debt securities may be issued;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

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  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

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  the dates on which the principal and premium, if any, of the debt securities will be payable;

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  the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

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  any optional redemption provisions;

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  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

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  whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantors;

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  whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

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  any changes to or additional Events of Default or covenants;

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  the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

  •
  any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

        The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

  •
  debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

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  debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

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  debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

  •
  variable rate debt securities that are exchangeable for fixed rate debt securities.

        At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

        Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

        Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

The Subsidiary Guarantees

        Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by the Subsidiary Guarantors. If a series of debt securities are so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.

        The obligations of each Subsidiary Guarantor under its guarantee will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

  •
  all other contingent and fixed liabilities of the Subsidiary Guarantor; and

  •
  any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

        The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

  •
  automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

  •
  automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

  •
  following delivery of a written notice by us to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities.

        If a series of debt securities is guaranteed by the Subsidiary Guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the Subsidiary Guarantors will be subordinated to the Senior Indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. See "—Subordination."

Covenants

Reports

        The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

        So long as any debt securities are outstanding, we will:

  •
  for as long as we are required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual report and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act;

  •
  if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we would have been required to file with the SEC, financial statements and a Management's Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act; and

  •
  if we are required to furnish annual or quarterly reports to our unitholders pursuant to the Exchange Act, file with the trustee any annual report or other reports sent to our unitholders generally.

        A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of default

        Each of the following events will be an "Event of Default" under the Indenture with respect to a series of debt securities:

  •
  default in any payment of interest on any debt securities of that series when due that continues for 30 days;

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  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

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  default in the payment of any sinking fund payment on any debt securities of that series when due;

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  failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, by a Subsidiary Guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

  •
  certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, of the Subsidiary Guarantors; or

  •
  if the series of debt securities is guaranteed by the Subsidiary Guarantors:

  •
  any of the guarantees by the Subsidiary Guarantors ceases to be in full force and effect, except as otherwise provided in the Indenture;

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  any of the guarantees by the Subsidiary Guarantors is declared null and void in a judicial proceeding; or

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  any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

Exercise of remedies

        If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

        A default under the fourth bullet point above will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by the Subsidiary Guarantors, the Subsidiary Guarantors, of the default and such default is not cured within 60 days after receipt of notice.

        If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

        The holders of a majority in principal amount of the outstanding debt securities of a series may:

  •
  waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

  •
  rescind any declaration of acceleration by the trustee or the holders with respect to the debt securities of that series,

but only if:

  •
  rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

  •
  all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

        If an Event of Default occurs and is continuing, the trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

  •
  such holder has previously given the trustee notice that an Event of Default with respect to that series is continuing;

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  holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

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  such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense;

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  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

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  the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

        The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

  •
  conflicts with law;

  •
  is inconsistent with any provision of the Indenture;

  •
  the trustee determines is unduly prejudicial to the rights of any other holder; or

  •
  would involve the trustee in personal liability.

Notice of event of default

        Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

        If an Event of Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

        We may amend the Indenture without the consent of any holder of debt securities to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  convey, transfer, assign, mortgage or pledge any property to or with the trustee;

  •
  provide for the assumption by a successor of our obligations under the Indenture;

  •
  add Subsidiary Guarantors with respect to the debt securities;

  •
  change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

  •
  secure the debt securities;

  •
  add covenants for the benefit of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

  •
  make any change that does not adversely affect the rights of any holder;

  •
  add or appoint a successor or separate trustee; or

  •
  comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

        In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

  •
  reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

  •
  reduce the rate of or extend the time for payment of interest on any debt securities;

  •
  reduce the principal of or extend the stated maturity of any debt securities;

  •
  reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

  •
  make any debt securities payable in other than U.S. dollars;

  •
  impair the right of any holder to receive payment of premium, principal or interest with respect to such holder's debt securities on or after the applicable due date;

  •
  impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;

  •
  release any security that has been granted in respect of the debt securities;

  •
  make any change in the amendment provisions which require each holder's consent;

  •
  make any change in the waiver provisions; or

  •
  release a Subsidiary Guarantor or modify such Subsidiary Guarantor's guarantee in any manner adverse to the holders.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the trustee, may waive:

  •
  compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

  •
  any past default under the Indenture, subject to certain rights of the trustee under the Indenture;

except that such majority of holders may not waive a default:

  •
  in the payment of principal, premium or interest; or

  •
  in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance

        At any time, we may terminate, with respect to debt securities of a particular series all our obligations under such series of debt securities and the Indenture, which we call a "legal defeasance." If we decide to make a legal defeasance, however, we may not terminate our obligations:

  •
  relating to the defeasance trust;

  •
  to register the transfer or exchange of the debt securities;

  •
  to replace mutilated, destroyed, lost or stolen debt securities; or

  •
  to maintain a registrar and paying agent in respect of the debt securities.

If we exercise our legal defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.

        At any time we may also effect a "covenant defeasance," which means we have elected to terminate our obligations under:

  •
  covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

  •
  the bankruptcy provisions with respect to the Subsidiary Guarantors, if any; and

  •
  the guarantee provision described under "Events of Default" above with respect to a series of debt securities.

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to a Subsidiary Guarantor (if any)) or sixth bullet points under "—Events of Default" above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

        In order to exercise either defeasance option, we must:

  •
  irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

  •
  comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

  •
  deliver to the trustee of an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not; occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

No Personal Liability of General Partner

        Texas Eastern Products Pipeline Company, LLC, our general partner, and its directors, officers, employees, incorporators and stockholders, as such, will not be liable for:

  •
  any of our obligations or the obligations of the Subsidiary Guarantors under the debt securities, the Indentures or the guarantees; or

  •
  any claim based on, in respect of, or by reason of, such obligations or their creation.

        By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

Subordination

        Debt securities of a series may be subordinated to our "Senior Indebtedness," which we define generally to include all notes or other evidences of indebtedness for money, including guarantees, borrowed by us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors, that are not expressly subordinate or junior in right of payment to any of our or any Subsidiary Guarantor's other indebtedness. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any Subsidiary Guarantor that is designated as "Senior Indebtedness" with respect to the series.

        The holders of Senior Indebtedness of ours or, if applicable, a Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

  •
  upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors' assets, to creditors;

  •
  upon a total or partial liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors; or

  •
  in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors.

        Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive limited partnership units and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

        If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

  •
  make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

  •
  make any deposit for the purpose of defeasance of the subordinated debt securities; or

  •
  repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, unless, in either case,

  •
  the default has been cured or waived and the declaration of acceleration has been rescinded;

  •
  the Senior Indebtedness has been paid in full in cash; or

  •
  we and the trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

        Generally, "Designated Senior Indebtedness" will include:

  •
  indebtedness for borrowed money under a bank credit agreement, called "Bank Indebtedness";

  •
  any specified issue of Senior Indebtedness of at least $100 million; and

  •
  any other indebtedness for borrowed money that we may designate.

        During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by us and the trustee of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.

        The Payment Blockage Period may be terminated before its expiration:

  •
  by written notice from the person or persons who gave the Blockage Notice;

  •
  by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

  •
  if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

        Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by holders of Designated Senior Indebtedness, other than Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within the period. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

        After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

The Trustee

        We may appoint a separate trustee for any series of debt securities. We use the term "trustee" to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

Governing Law

        The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK ENTRY, DELIVERY AND FORM

        We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or "DTC," will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

        DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

        DTC advises us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the United States Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

        DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        We will wire principal, premium, if any, and interest payments due on the global securities to DTC's nominee. We, the trustee and any paying agent will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

        Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the trustee or us.

        Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

CASH DISTRIBUTIONS

General

        We hold all of our assets and conduct all of our operations through our subsidiaries. Our subsidiaries will generate all of our Cash from Operations. The distribution of that cash from our subsidiaries to us is expected to be our principal source of Available Cash, as described below, from which we will make distributions. Available Cash means generally, with respect to any calendar quarter, the sum of all of our cash receipts plus net reductions to cash reserves less the sum of all of our cash disbursements and net additions to cash reserves. Cash from Operations, which is determined on a cumulative basis, generally means all cash generated by our operations, after deducting related cash expenditures, reserves and other items specified in our partnership agreement. It also includes the $20 million cash balance we had on the date of our initial public offering in 1990. The full definitions of Available Cash and Cash from Operations are set forth in "—Defined Terms."

        Our subsidiary partnerships must, under their partnership agreements, distribute 100% of their available cash. Available cash is defined in the subsidiary partnership agreements in substantially the same manner as it is in our partnership agreement. Our limited liability company subsidiaries have adopted a dividend policy under which all available cash is to be distributed. Accordingly, the following paragraphs describing distributions to unitholders and the general partner, and the percentage interests in our distributions, are stated on the basis of cash available for distribution by us and our subsidiaries on a combined basis.

        We will make distributions to unitholders and the general partner with respect to each calendar quarter in an amount equal to 100% of our Available Cash for the quarter, except in connection with our dissolution and liquidation. Distributions of our Available Cash will be made 98% to unitholders and 2% to the general partner, subject to the payment of incentive distributions to the general partner, if specified target levels of cash distributions to the unitholders are achieved. The general partner's incentive distributions are described below under "—Quarterly Distributions of Available Cash—Distributions of Cash from Operations."

        The following table sets forth the amount of distributions of Available Cash constituting Cash from Operations effected with respect to our limited partnership units for the quarters in the periods shown.

Record Date	Payment Date	Amount per Unit
January 31, 2001	February 2, 2001	0.525
April 30, 2001	May 4, 2001	0.525
July 31, 2001	August 6, 2001	0.525
October 31, 2001	November 5, 2001	0.575
January 31, 2002	February 8, 2002	0.575
April 30, 2002	May 8, 2002	0.575
July 31, 2002	August 8, 2002	0.600
October 31, 2002	November 8, 2002	0.600
January 31, 2003	February 7, 2003	0.600
April 30, 2003	May 9, 2003	0.625
July 31, 2003	August 8, 2003	0.625
October 31, 2003	November 7, 2003	0.650

        Cash distributions are characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction is important because it affects the amount of cash that is distributed to the unitholders relative to the general partner. See "—Quarterly Distributions of Available Cash—Distributions of Cash from Operations" and "—Quarterly Distributions of Available Cash—

Distributions of Cash from Interim Capital Transactions" below. We will ordinarily generate Cash from Interim Capital Transactions from:

  •
  borrowings and sales of debt securities other than for working capital purposes;

  •
  sales of equity interests; and

  •
  sales or other dispositions of our assets.

        All Available Cash that we distribute on any date from any source will be treated as if it were a distribution of Cash from Operations until the sum of all Available Cash distributed as Cash from Operations to the unitholders and to the general partner equals the aggregate amount of all Cash from Operations that we generated since we commenced operations through the end of the prior calendar quarter.

        Any remaining Available Cash distributed on that date will be treated as if it were a distribution of Cash from Interim Capital Transactions, except as otherwise set forth below under the caption "—Quarterly Distributions of Available Cash—Distributions of Cash from Interim Capital Transactions."

        A more complete description of how we will distribute cash before we commence to dissolve or liquidate is set forth below under "—Quarterly Distributions of Available Cash." Distributions of cash in connection with our dissolution and liquidation will be made as described below under "—Distributions of Cash Upon Liquidation."

Quarterly Distributions of Available Cash

Distributions of Cash from Operations

        Our distributions of Available Cash that constitutes Cash from Operations in respect of any calendar quarter will be made in the following priorities:

  •
  first, 98% to all unitholders pro rata and 2% to the general partner until all unitholders have received distributions of $0.275 per limited partnership unit for such calendar quarter (the "First Target Distribution");

  •
  second, 85% to all unitholders pro rata and 15% to the general partner until all unitholders have received distributions of $0.325 per limited partnership unit for such calendar quarter (the "Second Target Distribution");

  •
  third, 75% to all unitholders pro rata and 25% to the general partner until all unitholders have received distributions of $0.450 per limited partnership unit for such calendar quarter (the "Third Target Distribution" and, together with the First Target Distribution and Second Target Distribution, the "Target Distributions"); and

  •
  thereafter, 50% to all unitholders pro rata and 50% to the general partner.

        The following table illustrates the percentage allocation of distributions of Available Cash that constitute Cash from Operations among the unitholders and the general partner up to the various target distribution levels.

	Marginal Percentage Interest in Distributions
Quarterly amount:	Unitholders	General Partner
up to $0.275	98%	2%
$0.276 to $0.325	85%	15%
$0.326 to $0.450	75%	25%
Thereafter	50%	50%

        The Target Distributions are each subject to adjustment as described below under "—Adjustment of the Target Distributions."

Distributions of Cash from Interim Capital Transactions

        Distributions of Available Cash that constitute Cash from Interim Capital Transactions will be distributed 99% to all unitholders pro rata and 1% to the general partner until a hypothetical holder of a limited partnership unit acquired in our initial public offering has received, with respect to that limited partnership unit, distributions of Available Cash constituting Cash from Interim Capital Transactions in an amount per limited partnership unit equal to $20.00. Thereafter, all Available Cash will be distributed as if it were Cash from Operations. We have not distributed any Available Cash that constitutes Cash from Interim Capital Transactions.

Adjustment of the Target Distributions

        The Target Distributions will be proportionately adjusted in the event of any combination or subdivision of limited partnership units. In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Target Distributions will also be adjusted proportionately downward to equal the product resulting from multiplying each of them by a fraction, of which the numerator shall be the Unrecovered Capital immediately after giving effect to such distribution and the denominator shall be the Unrecovered Capital immediately before such distribution. For these purposes, "Unrecovered Capital" means, at any time, an amount equal to the excess of (1) $10.00 over (2) the sum of all distributions theretofore made in respect of a hypothetical limited partnership unit offered in our initial public offering out of Available Cash constituting Cash from Interim Capital Transactions and all distributions in connection with our liquidation.

        The Target Distributions also may be adjusted if legislation is enacted that causes us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes. In that event, the Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the Target Distributions multiplied by 1 minus the sum of:

  •
  the maximum marginal federal corporate income tax rate, plus

  •
  any increase that results from such legislation in the effective overall state and local income tax rate applicable to us for the taxable year in which such quarter occurs after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes.

Distributions of Cash Upon Liquidation

        We will dissolve on December 31, 2084, unless we are dissolved at an earlier date pursuant to the terms of our partnership agreement. The proceeds of our liquidation shall be applied first in accordance with the provisions of our partnership agreement and applicable law to pay our creditors in the order of priority provided by law. Thereafter, any remaining proceeds will be distributed to unitholders and the general partner as set forth below. Upon our liquidation, unitholders are entitled to share with the general partner in the remainder of our assets. Their sharing will be in proportion to their capital account balances, after giving effect to the following allocations of any gain or loss realized from sales or other dispositions of assets following commencement of our liquidation. Gain or loss will include any unrealized gain or loss attributable to assets distributed in kind. Any such gain will be allocated as follows:

  •
  first, to each partner having a deficit balance in his capital account in the proportion that the deficit balance bears to the total deficit balances in the capital accounts of all partners until each partner has been allocated gain equal to that deficit balance;

  •
  second, 100% to the partners in accordance with their percentage interests until the capital account in respect of each limited partnership unit then outstanding is equal to the Unrecovered Capital attributable to that limited partnership unit;

  •
  third, 100% to the partners in accordance with their percentage interests until the per-unit capital account in respect of each limited partnership unit is equal to the sum of:

  •
  the Unrecovered Capital attributable to that limited partnership unit, plus

  •
  any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of that limited partnership unit for any quarter after December 31, 1994;

  •
  fourth, 85% to all unitholders pro rata and 15% to the general partner until the capital account of each outstanding limited partnership unit is equal to the sum of:

  •
  the Unrecovered Capital with respect to that limited partnership unit, plus

  •
  any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of that limited partnership unit for any quarter after December 31, 1994, plus

  •
  the excess of:

  (a)
  the First Target Distribution over the Minimum Quarterly Distribution for each quarter of our existence, less

  (b)
  the amount of any distributions of Cash from Operations in excess of the Minimum Quarterly Distribution which were distributed 85% to the unitholders pro rata and 15% to the general partner for each quarter of our existence ((a) less (b) being the "Target Amount");

  •
  fifth, 75% to all unitholders pro rata and 25% to the general partner, until the capital account of each outstanding limited partnership unit is equal to the sum of:

  •
  the Unrecovered Capital with respect to that limited partnership unit, plus

  •
  the Target Amount, plus

  •
  the excess of:

  (a)
  the Second Target Distribution over the First Target Distribution for each quarter of our existence, less

  (b)
  the amount of any distributions of Cash from Operations in excess of the First Target Distribution which were distributed 75% to the unitholders pro rata and 25% to the general partner for each quarter of our existence ((a) less (b) being the "Second Target Amount");

  •
  thereafter, any then-remaining gain would be allocated 50% to all unitholders pro rata and 50% to the general partner.

        For these purposes, "Unrecovered Capital" means, at any time with respect to any limited partnership units,

  •
  $10, less

  •
  the sum of:

  •
  any distributions of Available Cash constituting Cash from Interim Capital Transactions, and

  •
  any distributions of cash and the fair value of any assets distributed in kind in connection with our dissolution and liquidation theretofore made in respect of a limited partnership unit that was sold in the initial offering of the limited partnership units.

        Any loss realized from sales or other dispositions of assets following commencement of our dissolution and liquidation, including any unrealized gain or loss attributable to assets distributed in kind, will be allocated to the general partner and the unitholders: first, in proportion to the positive balances in the partners' capital accounts until all balances are reduced to zero; and second, to the general partner.

Defined Terms

        "Available Cash" means, with respect to any calendar quarter, the sum of:

  •
  all our cash receipts during that quarter from all sources, including distributions of cash received from subsidiaries, plus

  •
  any reduction in reserves established in prior quarters,

  •
  less the sum of:

  •
  all our cash disbursements during that quarter, including, disbursements for taxes on us as an entity, debt service and capital expenditures,

  •
  any reserves established in that quarter in such amounts as the general partner shall determine to be necessary or appropriate in its reasonable discretion

  (a)
  to provide for the proper conduct of our business, including reserves for future rate refunds or capital expenditures, or

  (b)
  to provide funds for distributions with respect to any of the next four calendar quarters, and

  •
  any other reserves established in that quarter in such amounts as the general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we are a party or by which we are bound or our assets are subject.

        Taxes that we pay on behalf of, or amounts withheld with respect to, less than all of the unitholders shall not be considered cash disbursements by us that reduce "Available Cash" but will be deemed a distribution of Available Cash to those unitholders. Alternatively, in the discretion of our general partner, those taxes that pertain to all unitholders may be considered to be cash disbursements which reduce Available Cash and which will not be deemed to be a distribution of Available Cash to the unitholders. Notwithstanding the foregoing, "Available Cash" will not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of our dissolution and liquidation.

        "Cash from Interim Capital Transactions" means all cash distributed other than Cash from Operations.

        "Cash from Operations" means, at any date but before the commencement of our dissolution and liquidation, on a cumulative basis:

  •
  $20 million, plus

  •
  all our cash receipts during the period since the commencement of our operations through that date, excluding any cash proceeds from any Interim Capital Transactions or Termination Capital Transactions, less the sum of:

  (a)
  all our cash operating expenditures during that period including, without limitation, taxes imposed on us,

  (b)
  all our cash debt service payments during that period other than:

  •
  payments or prepayments of principal and premium required by reason of loan agreements or by lenders in connection with sales or other dispositions of assets all cash distributed other than Cash from Operations, and

  •
  payments or prepayments of principal and premium made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment or principal, whether or not then due, shall be determined at the election and in the discretion of the general partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by us simultaneously with or within 180 days before or after that payment or prepayment to the extent of the principal amount of such indebtedness so incurred,

  (c)
  all our cash capital expenditures during that period other than:

  •
  cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity of our assets, taken as a whole, from the throughput or deliverable capacity or terminaling capacity existing immediately before those capital expenditures, and

  •
  cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions,

  (d)
  an amount equal to the incremental revenues collected pursuant to a rate increase that are subject to possible refund,

  (e)
  any reserves outstanding as of that date that the general partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in (a) through (c) above, and

  (f)
  any reserves that the general partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four calendar quarters, all as determined on a consolidated basis and after elimination of intercompany items and the general partner's interest in our subsidiaries.

        "Interim Capital Transactions" means our:

  •
  borrowings and sales of debt securities other than for working capital purposes and other than for items purchased on open account in the ordinary course of business,

  •
  sales of partnership interests, and

  •
  sales or other voluntary or involuntary dispositions of any assets other than:

  •
  sales or other dispositions of inventory in the ordinary course of business,

  •
  sales or other dispositions of other current assets including receivables and accounts or

  •
  sales or other dispositions of assets as a part of normal retirements or replacements,

    in each case before the commencement of our dissolution and liquidation.

TAX CONSIDERATIONS

        This section was prepared by Fulbright & Jaworski L.L.P., our tax counsel, and addresses all material United States federal income tax consequences to prospective unitholders who are individual citizens or residents of the United States, and unless otherwise noted, this section is our tax counsel's opinion with respect to the matters set forth except for statements of fact and the representations and estimates of the results of future operations included in this discussion which are the expression of our general partner and as to which no opinion is expressed. Our tax counsel bases its opinions on its interpretation of the Internal Revenue Code of 1986, as amended (the "Code"), and existing and proposed Treasury Regulations issued thereunder, judicial decisions, administrative rulings, the facts set forth in this prospectus and factual representations made by our general partner. Our tax counsel's opinions are subject to both the accuracy of such facts and the continued applicability of such legislative, administrative and judicial authorities, all of which authorities are subject to changes and interpretations that may or may not be retroactively applied.

        It is impractical to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of the transactions contemplated by the sale of limited partnership units made by this prospectus and of an investment in such limited partnership units. Moreover, this discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to taxpayers such as corporations, estates, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, foreign persons, regulated investment companies and insurance companies. Accordingly, we encourage each prospective unitholder to consult, and rely on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him with respect to the ownership and disposition of limited partnership units.

        We have not requested a ruling from the Internal Revenue Service (the "IRS") with respect to our classification as a partnership for federal income tax purposes or any other matter affecting us. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the IRS may adopt positions that differ from our tax counsel's conclusions expressed herein. We may need to resort to administrative or court proceedings to sustain some or all of our tax counsel's conclusions, and some or all of these conclusions ultimately may not be sustained. Any contest of this sort with the IRS may materially and adversely impact the market for the limited partnership units and the prices at which limited partnership units trade. In addition the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, neither we nor our tax counsel can assure you that the tax consequences of investing in limited partnership units will not be significantly modified by future legislation, administrative changes or court decisions, which may or may not be retroactively applied.

        For the reasons described below, our tax counsel has not rendered an opinion with respect to the following specific federal income tax issues:

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  the treatment of a unitholder whose limited partnership units are loaned to a short seller to cover a short sale of limited partnership units (please read "—Tax Consequences of Limited Partnership Unit Ownership—Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions");

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  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Limited Partnership Units—Allocations Between Transferors and Transferees");

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  whether our method for depreciating Code Section 743 adjustments is sustainable (please read "—Tax Consequences of Limited Partnership Unit Ownership—Section 754 Election"); and

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  whether assignees of limited partnership units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, are our partners (please read "—Partner Status").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account in computing his federal income tax liability his allocable share of the partnership's items of income, gain, loss and deduction, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Our tax counsel is of the opinion that under present law, and subject to the conditions and qualifications set forth below, both we and each of our subsidiary partnerships are and will continue to be classified as a partnership for federal income tax purposes. Our tax counsel's opinion as to our classification as a partnership and that of each of our subsidiary partnerships is based principally on our tax counsel's interpretation of the factors set forth in Treasury Regulations under Sections 7701 and 7704 of the Code, its interpretation of Section 7704 of the Code and upon representations made by our general partner.

        The Treasury Regulations under Section 7701 pertaining to the classification of entities such as us as partnerships or associations taxable as corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury Regulations, known as the "check-the-box" regulations, entities organized as limited partnerships under domestic partnership statutes are treated as partnerships for federal income tax purposes unless they elect to be treated as associations taxable as corporations. For taxable years beginning after January 1, 1997, domestic limited partnerships that were in existence prior to January 1, 1997 are deemed to have elected to continue their classification under the Treasury Regulations in force prior to January 1, 1997, unless they formally elect another classification. Neither we nor our subsidiary partnerships have filed an election to be treated as an association taxable as a corporation under the "check-the-box" regulations, and our tax counsel has rendered its opinion that we and our subsidiary partnerships were classified as partnerships on December 31, 1996 under the prior Treasury Regulations.

        Notwithstanding the "check-the-box" regulations under Section 7701 of the Code, Section 7704 of the Code provides that publicly traded partnerships shall, as a general rule, be taxed as corporations despite the fact that they are not classified as corporations under Section 7701 of the Code. Section 7704 of the Code provides an exception to this general rule for a publicly traded partnership if 90% or more of its gross income for every taxable year consists of "qualifying income" (the "Qualifying Income Exception"). For purposes of this exception, "qualifying income" includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines) or marketing of any mineral or natural resource. Other types of "qualifying income" include interest, dividends, real property rents, gains from the sale of real property, including real property held by one considered to be a "dealer" in such property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes "qualifying income". We have represented that 90% or more of our gross income, as determined for purposes of the Qualifying Income Exception, has been and will be derived from fees and charges for transporting natural gas, refined petroleum products, natural gas liquids, carbon dioxide and other hydrocarbons through our pipelines, dividends, and interest. We estimate that less than 10% of our income is not qualifying income; however, this estimate could change from time to time.

        In rendering its opinion as to periods before 1997 that we and our subsidiary partnerships were each classified as a partnership for federal income tax purposes, our tax counsel has relied on the following factual representations that the general partner made about us and our subsidiary partnerships:

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  As to us and each of our subsidiary partnerships, the general partner at all times while acting as general partner had a net worth of at least $5.0 million computed by excluding any net worth attributable to its interest in, and accounts and notes receivable from, or payable to, us or any limited partnership in which it is a general partner.

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  Each such partnership operated and will continue to operate in accordance with applicable state partnership statutes, the partnership agreements and the statements and representations made in this prospectus.

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  Except as otherwise required by Section 704(c) of the Code, the general partner of each partnership had at least a 1% interest in each material item of income, gain, loss, deduction and credit of its respective partnership.

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  For each taxable year, 90% or more of our gross income was from sources that, in our counsel's opinion, generated "qualified income" within the meaning of Section 7704 of the Code.

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  Our general partner and the general partner of each of our subsidiary partnerships acted independently of the limited partners of such partnerships.

        Our tax counsel has rendered its opinion as to taxable years beginning after 1996 relying on the accuracy of the second and fourth representations listed above together with the further representation by the general partner of each partnership that such partnership neither has nor will elect to be treated as an association taxable as a corporation pursuant to the "check-the-box" regulations.

        Our tax counsel's opinion as to the classification of us and our subsidiary partnerships as partnerships for federal income tax purposes is also based on the assumption that if the general partner of each partnership ceases to be the general partner, any successor general partner will make and satisfy such representations. In this regard, if the general partner were to withdraw as a general partner at a time when there is no successor general partner, or if the successor general partner could not satisfy the above representations, then the IRS might attempt to classify us or a subsidiary partnership as an association taxable as a corporation.

        If we fail to meet the Qualifying Income Exception to the general rule of Section 7704 of the Code, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in such corporation, and then distributed such stock to the unitholders in liquidation of their limited partnership units. This contribution and liquidation should be tax-free to the unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be classified as an association taxable as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any year, our items of income, gain, loss, deduction, and credit would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed at corporate rates. In addition, any distribution made to a unitholder would be treated as either:

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  dividend income to the extent of our current or accumulated earnings and profits;

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  in the absence of earnings and profits, as a nontaxable return of capital to the extent of the unitholder's tax basis in his limited partnership units; or

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  taxable capital gain, after the unitholder's tax basis in his limited partnership units is reduced to zero.

        Accordingly, our classification as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return, and thus, would likely result in a substantial reduction in the value of a unitholder's limited partnership units.

Partner Status

        Unitholders who have become our limited partners pursuant to the provisions of our partnership agreement will be treated as our partners for federal income tax purposes. Moreover, the IRS has ruled that assignees of limited partnership interests who have not been admitted to a partnership as limited partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, (1) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and (2) unitholders whose limited partnership units are held in street name or by another nominee will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of limited partnership units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, the tax status of such unitholders is unclear and our tax counsel expresses no opinion with respect to the status of such assignees. Such unitholders should consult their own tax advisors with respect to their status as partners for federal income tax purposes. A purchaser or other transferee of limited partnership units who does not execute and deliver a transfer application may not receive federal income tax information or reports furnished to record holders of limited partnership units unless the limited partnership units are held in a nominee or street name account and the nominee or broker executes and delivers a transfer application with respect to such limited partnership units.

        A beneficial owner of limited partnership units whose limited partnership units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such limited partnership units for federal income tax purposes. These holders should consult with their own tax advisors with respect to their status as our partners for federal income tax purposes. Please read "—Tax Consequences of Limited Partnership Unit Ownership—Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions".

        Our items of income, gain, deduction, loss, and credit would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These unitholders should consult their own tax advisors with respect to their status as our partner.

Tax Consequences of Limited Partnership Unit Ownership

Flow-through of taxable income

        We will not pay any federal income tax. Our items of income, gain, loss, deduction and credit will consist of our allocable share of the income, gains, losses, deductions and credits of our subsidiary partnerships and dividends from our corporate subsidiaries. Each unitholder will be required to take into account his allocable share of our items of income, gain, loss, deduction, and credit for our taxable year ending within his taxable year without regard to whether we make any cash distributions to him. Consequently, a unitholder may be allocated income from us although he has not received a cash distribution from us.

Treatment of distributions

        Our distributions generally will not be taxable to a unitholder for federal income tax purposes to the extent of his tax basis in his limited partnership units immediately before the distribution. Cash distributions in excess of such tax basis generally will be considered to be gain from the sale or exchange of the limited partnership units, taxable in accordance with the rules described under "—Disposition of Limited Partnership Units". Any reduction in a unitholder's share of our nonrecourse liabilities included in his tax basis in his limited partnership units will be treated as a distribution of cash to such unitholder. Please read "—Tax Consequences of Limited Partnership Unit Ownership—Tax Basis of Limited Partnership Units". If a unitholder's percentage interest decreases because we offer additional limited partnership units, then such unitholder's share of nonrecourse liabilities will decrease, and this will result in a corresponding deemed distribution of cash. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Tax Consequences of Limited Partnership Unit Ownership—Limitations on Deductibility of Losses".

        A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his limited partnership units, if such distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or "inventory items" (as both are defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the unitholder will be treated as having received his proportionate share of the Section 751 Assets and having exchanged such assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the unitholder's tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

Tax basis of limited partnership units

        A unitholder's tax basis in his limited partnership units initially will be equal to the amount paid for the limited partnership units plus his share of our liabilities that are without recourse to any partner ("nonrecourse liabilities"), if any. A unitholder's share of our nonrecourse liabilities will generally be based on his share of our profits. Please read "—Disposition of Limited Partnership Units—Gain or Loss in General". A unitholder's basis will be increased by the unitholder's share of our income and by any increase in the unitholder's share of our nonrecourse liabilities. A unitholder's basis in his limited partnership units will be decreased, but not below zero, by his share of our distributions, his share of decreases in our nonrecourse liabilities, his share of our losses and his share of our nondeductible expenditures that are not required to be capitalized.

Limitations on deductibility of losses

        A unitholder may not deduct from taxable income his share of our losses, if any, to the extent that such losses exceed the lesser of (1) the adjusted tax basis of his limited partnership units at the end of our taxable year in which the loss occurs and (2) in the case of an individual unitholder, a shareholder of a corporate unitholder that is an "S" corporation and a corporate unitholder if 50% or more of the value of the corporation's stock is owned directly or indirectly by five or fewer individuals, the amount for which the unitholder is considered "at risk" at the end of that year. In general, a unitholder will initially be "at risk" to the extent of the purchase price of his limited partnership units. A unitholder's "at risk" amount increases or decreases as his tax basis in his limited partnership units increases or decreases, except that our nonrecourse liabilities, or increases or decreases in such liabilities, are not included in a unitholder's "at risk" amount. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his "at risk" amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations can be carried forward and will be allowable to the unitholder to the extent that his tax basis or "at risk" amount, whichever was the limiting factor, is increased in a subsequent year. Upon a taxable disposition of a limited partnership unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the "at risk" limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the "at risk" or basis limitation is no longer utilizable.

        In addition to the foregoing limitations, the passive loss limitations generally provide that individuals, estates, trusts and closely held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses that we generate will only be available to offset future income that we generate and will not be available to offset income from other passive activities or investments, including other publicly traded partnerships, or salary or active business income. The passive activity loss rules are applied after other applicable limitations on deductions, such as the "at risk" and basis limitation rules discussed above. Suspended passive losses that are not used to offset a unitholder's allocable share of our income may be deducted in full when the unitholder disposes of his entire investment in us to an unrelated party in a fully taxable transaction.

Limitations on interest deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income". The IRS has announced that Treasury Regulations will be issued that characterize "net passive income" from a publicly traded partnership as "investment income" for purposes of the limitations on the deductibility of "investment interest expense," and until such Treasury Regulations are issued, "net passive income" from publicly traded partnerships shall be treated as "investment income". In addition, a unitholder's share of our portfolio income will be treated as "investment income". "Investment interest expense" includes:

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  interest on indebtedness properly allocable to property held for investment;

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  a partnership's interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's "investment interest expense" will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a limited partnership unit. "Net investment income" includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expense, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Allocation of income, gain, loss and deduction

        In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their respective percentage interests in us. If we have a net loss, items of income, gain, loss and deduction will generally be allocated (1) first, to the general partner and the unitholders in accordance with their respective percentage interests in us to the extent of their positive capital accounts, and (2) second, to the general partner.

        Notwithstanding the above, as required by Section 704(c) of the Code, specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its affiliates ("Contributed Property") and our property that has been revalued and reflected in the partners' capital accounts upon the issuance of limited partnership units prior to this offering ("Adjusted Property"). In addition, items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income. Although we expect that these allocations of recapture income will be respected under Treasury Regulations, if they are not respected, the amount of the income or gain allocated to a unitholder will not change, but instead a change in the character of the income allocated to a unitholder would result. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of our items of income, gain, loss and deduction, other than an allocation required by the Code to eliminate the difference between a unitholder's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a unitholder's distributive share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect" under the Treasury Regulations. In any other case, a unitholder's distributive share of an item will be determined on the basis of the unitholder's interest in us, which will be determined by taking into account all the facts and circumstances, including the unitholder's relative contributions to us, the interests of all the unitholders in profits and losses, the interest of all the unitholders in cash flow and other nonliquidating distributions and rights of all the unitholders to distributions of capital upon liquidation.

        Under the Code, partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the "ceiling limitation"). This "ceiling limitation" is not expected to have significant application to allocations with respect to Contributed Property, and thus, is not expected to prevent our unitholders from receiving allocations of depreciation, gain or loss from such properties equal to that which they would have received had such properties actually had a basis equal to fair market value at the outset. However, to the extent the ceiling limitation is or becomes applicable, our partnership agreement requires that certain items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of our unitholders.

        The legislative history of Section 704(c) of the Code states that Congress anticipated that Treasury Regulations would permit partners to agree to a more rapid elimination of Book-Tax Disparities than required provided there is no tax avoidance potential. Further, under Final Treasury Regulations under Section 704(c) of the Code, allocations similar to our curative allocations would be allowed. However, since the Final Treasury Regulations are not applicable to us, our tax counsel is unable to opine on the validity of our curative allocations.

Section 754 election

        We and our subsidiary partnerships have each made the election permitted by Section 754 of the Code, which is irrevocable without the consent of the IRS. Such election will generally permit us to adjust a limited partnership unit purchaser's tax basis in our properties ("inside basis") pursuant to Section 743(b) of the Code. The Section 754 election only applies to a person who purchases limited partnership units from a unitholder, and the Section 743(b) adjustment belongs solely to such purchaser. Thus, for purposes of determining income, gains, losses and deductions, the purchaser will have a special basis for those of our properties that are adjusted under Section 743(b) of the Code.

        Generally, the amount of the Section 743(b) adjustment is the difference between a partner's tax basis in his partnership interest and the partner's proportionate share of the common basis of the partnership's properties attributable to such partnership interest. Therefore, the calculations and adjustments in connection with determining the amount of the Section 743(b) adjustment depend on, among other things, the date on which a transfer occurs and the price at which the transfer occurs. To help reduce the complexity of those calculations and the resulting administrative cost to us, we will apply the following method to determine the Section 743(b) adjustment for transfers of limited partnership units made after this offering: the price paid by a transferee for his limited partnership units will be deemed to be the lowest quoted trading price for the limited partnership units during the calendar month in which the transfer was deemed to occur, without regard to the actual price paid. The application of such convention yields a less favorable tax result, as compared to adjustments based on actual price, to a transferee who paid more than the "convention price" for his limited partnership units.

        It is possible that the IRS could successfully assert that our method for determining the Section 743(b) adjustment amount does not meet the requirements of the Code or the applicable Treasury Regulations and require us to use a different method. Should the IRS require us to use a different method and should, in our opinion, the expense of compliance exceed the benefit of the Section 754 election, we may seek permission from the IRS to revoke our Section 754 election. Such a revocation may increase the ratio of a unitholder's allocable share of taxable income to cash distributions and, therefore, could adversely affect the value of a unitholder's limited partnership units.

        The allocation of the Section 743(b) adjustment among our assets is complex and will be made on the basis of assumptions as to the value of our assets and other matters. We cannot assure you that the allocations we make will not be successfully challenged by the IRS and that the deductions resulting from such allocations will not be reduced or disallowed altogether. For example, the IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to intangible assets instead, such as goodwill, which, as an intangible asset, is generally amortizable over a longer period of time and under a less accelerated method than our tangible assets. Should the IRS require a different allocation of the Section 743(b) adjustment be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of limited partnership units may be allocated more income than he would have been allocated had the election not been revoked, and therefore, such revocation could adversely affect the value of a unitholder's limited partnership units.

        Treasury Regulations under Sections 743 and 197 of the Code generally require, unless the remedial allocation method is adopted, that the Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-purchased recovery property placed in service when the limited partnership unit transfer occurs. The remedial allocation method can be adopted only with respect to property contributed to a partnership on or after December 21, 1993, and a significant part of our assets were acquired by contribution to us before that date. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost-recovery deductions under Section 168 generally is required to be depreciated using either the straight-line method or the 150 percent declining-balance method. We utilize the 150 percent declining-balance method on such property. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in such properties. This difference could adversely affect the continued uniformity of the intrinsic tax characteristics of our limited partnership units. To avoid such a lack of uniformity, we have adopted an accounting convention under Section 743(b) to preserve the uniformity of limited partnership units despite its inconsistency with these Treasury Regulations. Please read "—Uniformity of Limited Partnership Units".

        Although our tax counsel is unable to opine as to the validity of such an approach because there is no clear authority on this issue, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, despite its inconsistency with the Treasury Regulations described above. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring limited partnership units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Limited Partnership Units".

        A Section 754 election is advantageous if the transferee's tax basis in his limited partnership units is higher than the limited partnership units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his limited partnership units is lower than those limited partnership units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the limited partnership units may be affected either favorably or unfavorably by the election.

Treatment of short sales and constructive sales of appreciated financial positions

        Taxpayers are required to recognize gain but not loss on constructive sales of appreciated financial positions, which would include a constructive sale of limited partnership units. Constructive sales include short sales of the same or substantially identical property, entering into a notional principal contract on the same or substantially identical property, and entering into a futures or forward contract to deliver the same or substantially identical property. Thus, gain would be triggered if a unitholder entered into a contract to sell his or her limited partnership units for a fixed price on a future date. If a constructive sale occurs, the taxpayer must recognize gain as if the appreciated financial position were sold, assigned or otherwise terminated at its fair market value on the date of the constructive sale. Adjustments for the gain recognized on the constructive sale are made in the amount of any gain or loss later realized by the taxpayer with respect to the position.

        It would appear that a unitholder whose limited partnership units are loaned to a "short seller" to cover a short sale of limited partnership units would be considered as having transferred beneficial ownership of such limited partnership units and would no longer be a partner with respect to such limited partnership units during the period of such loan. As a result, during such period, any of our items of income, gain, loss and deductions with respect to such limited partnership units would appear not to be reportable by such unitholder, any cash distributions the unitholder receives with respect to such limited partnership units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS also may contend that a loan of limited partnership units to a "short seller" constitutes a taxable exchange, and if such a contention were successfully made, the lending unitholder may be required to recognize gain or loss.

        Our tax counsel has not rendered an opinion regarding the treatment of a unitholder whose limited partnership units are loaned to a short seller to cover a short sale of limited partnership units. Unitholders desiring to assure their status as partners should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their limited partnership units. The IRS announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of Limited Partnership Units—Gain or Loss in General".

Alternative minimum tax

        Each unitholder will be required to take into account his share of any items of our income, gain, loss and deduction for purposes of the alternative minimum tax. A portion of our depreciation deductions may be treated as an item of tax preference for this purpose. A unitholder's alternative minimum taxable income derived from us may be higher than his share of our net income because we may use more accelerated methods of depreciation for purposes of computing federal taxable income or loss. Each prospective unitholder should consult with his tax advisors as to the impact of an investment in limited partnership units on his liability for the alternative minimum tax.

Treatment of Operations

Accounting method and taxable year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his limited partnership units following the close of our taxable year but before the close of his taxable year must include his share of our items of income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our items of income, gain, loss and deduction. Please read "—Disposition of Limited Partnership Units—Allocations Between Transferors and Transferees".

Initial tax basis, depreciation and amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the general partner and its affiliates and unitholders acquiring limited partnership units prior to this offering. Please read "—Tax Consequences of Limited Partnership Unit Ownership—Allocation of Income, Gain, Loss and Deduction".

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his limited partnership units. Please read "—Tax Consequences of Limited Partnership Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Limited Partnership Units—Gain or Loss in General".

        The costs incurred in selling our limited partnership units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as a syndication expenses.

Estimates of relative fair market values and basis of properties

        The federal income tax consequences of the acquisition, ownership and disposition of limited partnership units will depend in part on estimates by us as to the relative fair market values and determinations of the initial tax bases of our assets. Although we may consult from time to time with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis may be subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis were found to be incorrect, the character and amount of items of income, gain, loss and deduction previously reported by unitholders might change, and unitholders might be required to amend their previously filed tax returns for prior years and incur interest and penalties with respect to those adjustments. Please read "—Treatment of Operations—Initial Tax Basis, Depreciation and Amortization".

Disposition of Limited Partnership Units

Gain or loss in general

        If a limited partnership unit is sold or otherwise disposed of, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized and the unitholder's tax basis for such limited partnership unit. A unitholder's "amount realized" will be measured by the sum of the cash or the fair market value of other property received plus the portion of our nonrecourse liabilities allocated to the limited partnership units sold. To the extent that the amount realized exceeds the unitholder's basis for the limited partnership units disposed of, the unitholder will recognize gain. Because the amount realized includes the portion of our nonrecourse liabilities allocated to the limited partnership units sold, the tax liability resulting from such gain could exceed the amount of cash received upon the disposition of such limited partnership units. Please read "—Tax Consequences of Limited Partnership Unit Ownership—Tax Basis of Limited Partnership Units".

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in limited partnership units, on the sale or exchange of a limited partnership unit held for more than one year will generally be taxable as capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a limited partnership unit and may be recognized even if there is a net taxable loss realized on the sale of a limited partnership unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of limited partnership units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, the Treasury Regulations allow a selling unitholder who can identify limited partnership units transferred with an ascertainable holding period to elect to use the actual holding period of the limited partnership units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis limited partnership units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific limited partnership units sold for purposes of determining the holding period of limited partnership units transferred. A unitholder electing to use the actual holding period of limited partnership units transferred must consistently use that identification method for all subsequent sales or exchanges of limited partnership units. A unitholder considering the purchase of additional limited partnership units or a sale of limited partnership units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations between transferors and transferees

        In general, our taxable income and losses are determined annually and are prorated on a monthly basis and subsequently apportioned among the unitholders in proportion to the number of limited partnership units owned by them as of the opening of the NYSE on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders of record as of the opening of the NYSE on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a unitholder transferring limited partnership units in the open market may be allocated items of income, gain, loss and deduction realized after the date of transfer.

        The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and, accordingly, our tax counsel is unable to opine on the validity of the method of allocating income and deductions between the transferors and transferees of limited partnership units. If the IRS treats transfers of limited partnership units as occurring throughout each month and a monthly convention is not allowed by the Treasury Regulations, the IRS may contend that our taxable income or losses must be reallocated among the unitholders. If any such contention were sustained, the tax liabilities of some unitholders would be adjusted to the possible detriment of other unitholders. Our general partner is authorized to revise our method of allocation (1) between transferors and transferees and (2) as among unitholders whose interests otherwise vary during a taxable period, to comply with any future Treasury Regulations.

        A unitholder who owns limited partnership units at any time during a quarter and who disposes of such limited partnership units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deduction attributable to such quarter but will not be entitled to receive that cash distribution.

Notification requirements

        A unitholder who sells or exchanges limited partnership units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a limited partnership unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the limited partnership unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

Constructive termination

        We will be considered to have been terminated for federal income tax purposes if there is a sale or exchange of 50% or more of our limited partnership units within a twelve-month period, and our constructive termination would cause a termination of each of our subsidiary partnerships. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve-months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Limited Partnership Units

        Because we cannot match transferors and transferees of limited partnership units, we must maintain uniformity of the economic and tax characteristics of the limited partnership units to a purchaser of these limited partnership units. Without uniformity in the intrinsic tax characteristics of limited partnership units sold pursuant to this offering and limited partnership units we issue before or after this offering, our compliance with several federal income tax requirements, both statutory and regulatory, could be substantially diminished, and non-uniformity of our limited partnership units could have a negative impact on the ability of a unitholder to dispose of his limited partnership units. A lack of uniformity can result from a literal application of Treasury Regulation section 1.167(c)-1(a)(6) and Treasury Regulations under Sections 197 and 743 of the Code and from the application of the "ceiling limitation" on our ability to make allocations to eliminate Book-Tax Disparities attributable to Contributed Property and Adjusted Property.

        We depreciate and amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property and Adjusted Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, despite its inconsistency with the Treasury Regulations. Please read "—Tax Consequences of Limited Partnership Unit Ownership—Section 754 Election".

        If we determine that our adopted depreciation and amortization conventions cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring limited partnership units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this latter position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic economic and tax characteristics of any limited partnership units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of limited partnership units might be affected, and the gain from the sale of limited partnership units might be increased without the benefit of additional deductions. Please read "—Disposition of Limited Partnership Units—Gain or Loss in General".

Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors

        Ownership of limited partnership units by employee benefit plans, other tax exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies may raise issues unique to such persons and, as described below, may have substantial adverse tax consequences.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income such an organization derives from the ownership of a limited partnership unit will be unrelated business taxable income and thus will be taxable to such a unitholder.

        Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks, securities or foreign currency or other qualifying income. We do not anticipate that any significant amount of our gross income will be qualifying income for regulated investment companies purposes.

        Nonresident aliens and foreign corporations, trusts or estates that acquire limited partnership units will be considered to be engaged in business in the United States on account of ownership of such limited partnership units and as a consequence will be required to file federal tax returns in respect of their distributive shares of our income, gains, losses and deductions and pay federal income tax at regular rates, net of credits including withholding, on such income. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income that is effectively connected with the conduct of a United States trade or business and that is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly traded partnerships, we will withhold on actual cash distributions made quarterly to foreign unitholders at the highest effective rate applicable to individuals. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

        Because a foreign corporation that owns limited partnership units will be treated as engaged in a United States trade or business, such a unitholder may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate unitholder is a "qualified resident". In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        The IRS has ruled that a foreign partner who sells or otherwise disposes of a partnership interest will be subject to federal income tax on gain realized on the disposition of such partnership interest to the extent that such gain is effectively connected with a United States trade or business of the foreign partner. We do not expect that any material portion of any gain from the sale of a limited partnership unit will avoid United States taxation. Moreover, a gain of a foreign unitholder will be subject to United States income tax if that foreign unitholder has held more than 5% in value of the limited partnership units during the five-year period ending on the date of the disposition or if the limited partnership units are not regularly traded on an established securities market at the time of the disposition.

Administrative Matters

Entity-level collections

        If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder, former unitholder or the general partner, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of limited partnership units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Income tax information returns and audit procedures

        We will use all reasonable efforts to furnish unitholders with tax information within 75 days after the close of each taxable year. Specifically, we intend to furnish to each unitholder a Schedule K-1 which sets forth his allocable share of our items of income, gain, loss, deduction and credit. In preparing such information, we will necessarily use various accounting and reporting conventions to determine each unitholder's allocable share of such items. Neither we nor our tax counsel can assure you that any such conventions will yield a result that conforms to the requirements of the Code, Treasury Regulations thereunder or administrative pronouncements of the IRS. We cannot assure prospective unitholders that the IRS will not contend that such accounting and reporting conventions are impermissible. Contesting any such allegations could result in substantial expense to us. In addition, if the IRS were to prevail, unitholders may incur substantial liabilities for taxes and interest.

        Our federal income tax information returns may be audited by the IRS. The Code contains partnership audit procedures that significantly simplify the manner in which IRS audit adjustments of partnership items are resolved. Adjustments, if any, resulting from such an audit may require each unitholder to file an amended tax return, which may result in an audit of the unitholder's return. Any audit of a unitholder's return could result in adjustments to items not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit and the imposition of penalties and other additions to unitholders' tax liability are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement appoints our general partner as our Tax Matters Partner.

        The Tax Matters Partner is entitled to make elections for us and our unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to our taxable items. In connection with adjustments to our tax returns proposed by the IRS, the Tax Matters Partner may bind any unitholder with less than a 1% profits interest in us to a settlement with the IRS unless the unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review to which all the unitholders are bound. If the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% profit interest in us and by unitholders having, in the aggregate, at least a 5% profits interest. Only one judicial proceeding will go forward, however, and each unitholder with an interest in the outcome may participate.

        The unitholders will generally be required to treat their allocable shares of our taxable items on their federal income tax returns in a manner consistent with the treatment of the items on our information return. In general, that consistency requirement is waived if the unitholder files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the unitholder to the treatment on our return. Even if the consistency requirement is waived, adjustments to the unitholder's tax liability with respect to our items may result from an audit of our or the unitholder's tax return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

Nominee reporting

        Persons who hold our limited partnership units as a nominee for another person are required to furnish to us:

  (a)
  the name, address and taxpayer identification number of the beneficial owners and the nominee;

  (b)
  whether the beneficial owner is:

  (1)
  a person that is not a United States person as defined in Section 7701(a)(30) of the Code,

  (2)
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

  (3)
  a tax-exempt entity;

  (c)
  the amount and description of limited partnership units held, acquired or transferred for the beneficial owners; and

  (d)
  information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and information on limited partnership units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed for failure to report such information to us. The nominee is required to supply the beneficial owner of the limited partnership units with the information furnished to us.

Registration as a tax shelter

        The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. Our general partner, as our principal organizer, has registered us as a tax shelter with the IRS in the absence of assurance that we are not subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. We have received tax shelter registration number 90036000017 from the IRS. Issuance of the registration number does not indicate that an investment in limited partnership units or the claimed tax benefits have been reviewed, examined or approved by the IRS. We must furnish our registration number to our unitholders, and a unitholder who sells or otherwise transfers a limited partnership unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a limited partnership unit to furnish such registration number to the transferee is $100 for each such failure. The unitholder must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by us is claimed or income from us is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for federal income tax purposes.

Accuracy-related penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) for which there is, or was, "substantial authority," or (ii) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return. More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss, deduction or credit included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

        Unitholders may be subject to state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the unitholders reside or in which we or our subsidiary partnerships do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider the potential impact of such taxes on his investment in limited partnership units. Our operating subsidiaries own property and do business in Alabama, Arkansas, Colorado, Illinois, Indiana, Kansas, Kentucky, Louisiana, Missouri, Montana, Nebraska, New Mexico, New York, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Dakota, Texas, Utah and Wyoming. A unitholder will likely be required to file state income tax returns in such states, other than South Dakota, Texas and Wyoming, and may be subject to penalties for failure to comply with such requirements. In addition, an obligation to file tax returns or to pay taxes may arise in other states. Moreover, in some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. This could occur, for example, if the unitholder has no income from sources within that state. We are authorized but not required to pay any state or local income tax on behalf of all the unitholders even though such payment may be greater than the amount that would have been required to be paid if such payment had been made directly by a particular partner or assignee; provided, however, that such tax payment shall be in the same amount with respect to each limited partnership unit and, in the general partner's sole discretion, payment of such tax on behalf of all the unitholders or assignees is in the best interests of the unitholders or the assignees as a whole. Any amount so paid on behalf of all unitholders or assignees shall be deducted as a cash operating expenditure of us in calculating "Cash from Operations".

        It is the responsibility of each prospective unitholder to investigate the legal and tax consequences, under the laws of pertinent states or localities, of his investment in limited partnership units. Accordingly, each prospective unitholder should consult, and must depend on, his own tax advisors with regard to state and local tax matters. Further, it is the responsibility of each unitholder to file all state and local, as well as federal, tax returns that may be required of such unitholder.

INVESTMENT IN LIMITED PARTNERSHIP UNITS BY EMPLOYEE BENEFIT PLANS

        An investment in limited partnership units by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether such investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA;

  •
  the fact that such investment could result in recognition of unrelated business taxable income by such plan even if there is no net income;

  •
  the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor; and

  •
  whether, as a result of the investment, the plan will be required to file an exempt organization business income tax return with the IRS.

        Please read "—Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors". The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

        In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in limited partnership units, be deemed to own an undivided interest in our assets. If so, the general partner also would be a fiduciary of such plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

        Section 406 of ERISA and Section 4975 of the Code prohibit an employee benefit plan from engaging in transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. These provisions also apply to Individual Retirement Accounts which are not considered part of an employee benefit plan. The Department of Labor issued final regulations on November 13, 1986, that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets". Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (1)
  the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws;

  (2)
  the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  (3)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA), whether or not they are subject to the provisions of Title I of

    ERISA, plans described in Section 4975(e)(1) of the Code, and any entities whose underlying assets include plan assets by reason of a plan's investments in the entity.

        Our assets would not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above, and also may satisfy requirements (2) and (3) above.

        Plan fiduciaries contemplating a purchase of limited partnership units should consult with their own counsel concerning the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

        We may sell securities to one or more underwriters for public offering and sale, or we may sell the securities to investors directly or through agents. The applicable prospectus supplement will name any underwriter or agent involved in the offer and sale of the securities.

        Underwriters may offer and sell the securities at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or though dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        The applicable prospectus supplement will disclose any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against, or contribution toward, certain civil liabilities, including liabilities under the Securities Act.

        If a prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase the securities to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the number of the securities that may be sold pursuant to such arrangements. Institutional investors include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve. The obligations of the purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the securities shall not be prohibited under the applicable laws of any jurisdiction in the United States and (ii) if the securities are being sold to underwriters, we shall have sold to such underwriters the total number of such securities less the number thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our performance or such institutional investors thereunder.

        If a prospectus supplement so indicates, the underwriters engaged in an offering of securities may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional securities from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional securities or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of securities made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased securities sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the securities, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

LEGAL

        Certain legal matters in connection with the securities will be passed upon by Fulbright & Jaworski L.L.P., Houston, Texas, as our counsel. Any underwriter will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

        The consolidated financial statements of TEPPCO Partners, L.P. as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, the consolidated financial statements of TE Products Pipeline Company, Limited Partnership as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, and the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2002 (included in TEPPCO Partners, L.P.'s Current Report on Form 8-K filed on July 15, 2003), have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2002 consolidated financial statements of TEPPCO Partners, L.P. refers to a change in the method of accounting for derivative financial instruments and hedging activities on January 1, 2001, and, effective January 1, 2002, the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

        The combined financial statements of the Burlington Resources Gathering Inc. Val Verde Gathering and Processing System as of December 31, 2001 and 2000, and for the years then ended incorporated by reference in this prospectus from TEPPCO Partners, L.P.'s Current Report on Form 8-K filed July 2, 2002, as amended by the Current Reports on Form 8-K/A filed on August 12, 2002 and October 8, 2002, have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto. Such combined financial statements have been so incorporated in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

5,000,000 Units
Representing Limited Partner Interests

TEPPCO Partners, L.P.

P R O S P E C T U S    S U P P L E M E N T

June 28, 2006

Citigroup

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UBS Investment Bank
A.G. Edwards
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Raymond James
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Sanders Morris Harris
KeyBanc Capital Markets